Exhibit 99.1

The information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to completion, dated April 25, 2011

INFORMATION STATEMENT

IggysHouse.com, Inc.

Common Stock
(par value $0.001 per share)

This information statement is being furnished in connection with the distribution by Webdigs, Inc., of all the outstanding shares of common stock of IggysHouse.com, Inc., or “IggysHouse,” to the stockholders of Webdigs as of the record date, March 22, 2011.  As of the date of this information statement, Webdigs owns all of IggysHouse’s outstanding common stock.

Webdigs’ board of directors has approved the distribution of 100% of its interest in IggysHouse.  You, as a holder of Webdigs common stock, will be entitled to receive one share of IggysHouse common stock for every five shares of Webdigs common stock you held as of 5:00 p.m., Central time, on the record date, March 22, 2011.  The distribution date for the spin-off will be                , 2011.  After the spin-off is completed, IggysHouse will be a separate public reporting company.

No approval by Webdigs stockholders of the spin-off is required or being sought.  We are not asking you for a proxy, and you are requested not to send us a proxy. You will not be required to pay any cash or other consideration, exchange or surrender your existing shares of Webdigs common stock or take any other action in order to receive shares of our common stock in the spin-off.  The distribution will not affect the number of shares of Webdigs common stock that you hold.

As discussed under “The Spin-Off—Trading of Webdigs Common Stock After the Record Date and Prior to the Distribution,” if you sell your shares of Webdigs common stock after the record date and on or prior to the distribution date, you will still retain your right to receive shares of IggysHouse common stock in connection with the spin-off.  You are encouraged to consult with your financial advisor regarding the specific implications of selling your shares of Webdigs common stock on or prior to the                , 2011 distribution date.

Currently, there is no public trading market for the common stock of IggysHouse.  Nevertheless, we are in the process of attempting to have our shares listed for trading on the Over-the-Counter Bulletin Board.  The trading symbol has been applied for.

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 21 for a discussion of certain factors that should be considered by recipients of IggysHouse common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete.  Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

If you have inquiries related to the distribution, you should contact Webdigs’ transfer agent, Pacific Stock Transfer Company, located at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119, and able to contacted at (702) 361-3033.

The date of this information statement is April 25, 2011

TABLE OF CONTENTS

Questions and Answers about the Spin-Off	1
Summary	7
Business	12
Risk Factors	20
Cautionary Statement	28
The Spin-Off	28
Management’s Discussion and Analysis	38
Management	45
Compensation Committee Interlocks and Insider Participation	46
Certain Relationships and Related Transactions	46
Executive Compensation	47
Security Ownership of Certain Beneficial Owners and Management	48
Description of Capital Stock	49
Indemnification of Directors and Officers	53
Where You Can Find More Information	53

This information statement is being furnished solely to provide information to Webdigs stockholders who will receive shares of our common stock in the distribution.  This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or any securities of Webdigs.  This information statement describes our business, the relationship between Webdigs and us, and how the spin-off affects Webdigs and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover.  Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this information statement:

•	to “IggysHouse,” “us,” “we,” or “our” include IggysHouse.com, Inc.; and

•	to “Webdigs” are to Webdigs, Inc. and its subsidiaries.

The transaction in which we will be separated from Webdigs and become a separately traded public company is referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	What is the spin-off?

A:
The spin-off involves Webdigs’ pro rata distribution to its stockholders of all the shares of our common stock.  Following the spin-off, we will be a separate public reporting company, and Webdigs will not retain any ownership interest in our company.  You do not have to pay any consideration or give up any of your shares of Webdigs common stock to receive shares of our common stock in the spin-off.

Q:	Why is Webdigs separating IggysHouse from Webdigs’ business?

A:
We believe the spin-off will preserve the value of the Webdigs brand for the stockholders of Webdigs prior to the record date, in addition to the other benefits set forth below under the caption “The Spin-Off—Reasons for the Spin-Off.”

Q:	What is being distributed in the spin-off?

A:
Webdigs will distribute one share of IggysHouse common stock for every five shares of Webdigs common stock outstanding as of the record date for the spin-off.  We estimate that approximately 14,607,067 shares of our common stock will be distributed in the spin-off, based upon the number of shares of Webdigs common stock outstanding on March 11, 2011.  The shares of our common stock to be distributed by Webdigs will constitute all of the initially issued and outstanding shares of our common stock.  For more information on the shares being distributed in the spin-off, see “Description of Capital Stock.”

Q:	What is the record date for the spin-off, and when will the spin-off occur?

A:
The record date is March 22, 2011, and ownership is determined as of 5:00 p.m. Central time on that date.  Shares of IggysHouse common stock will be distributed on            2011, which we refer to as the “distribution date.”

Q:	As a holder of shares of Webdigs common stock as of the record date, what do I have to do to participate in the spin-off?

A:
Nothing. You will receive one share of IggysHouse common stock for each five shares of Webdigs common stock you held as of the record date.  See “The Spin-Off—Trading of Webdigs Common Stock After the Record Date and Prior to the Distribution.”

Q:	If I sell my shares of Webdigs common stock before or on the distribution date, will I still be entitled to receive IggysHouse shares in the spin-off?

A:
Yes, as long as you were a stockholder of record on the record date of March 22, 2011, you will still receive shares of IggysHouse common stock in the spin-off based on the number of shares of Webdigs common stock you held on the record date.  Conversely, you will not receive IggysHouse common stock in connection with shares of Webdigs common stock purchased after the record date.  In the event Webdigs has to set a new record date for the distribution, then any holders of Webdigs common stock that sold their Webdigs shares after the original record date of March 22, 2011 and prior to the new record date will not be entitled to receive shares of IggysHouse common stock with respect to those shares of Webdigs common stock that were sold during such time period.  You are encouraged to consult with your financial advisor regarding the specific implications of selling Webdigs common stock prior to or on the distribution date.  See “The Spin-Off—Trading of Webdigs Common Stock After the Record Date and Prior to the Distribution.”

Q:	How will I receive my IggysHouse shares in the spin-off?

A:
On or about the distribution date, the distribution agent identified below will distribute the shares of our common stock to be distributed by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of Webdigs as of 5:00 p.m., Central time, on the record date.  Shares of IggysHouse common stock will be issued only in book-entry form.  No paper stock certificates will be issued.  You will not be required to make any payment or surrender or exchange your shares of Webdigs common stock or take any other action to receive your shares of our common stock.  Registered stockholders will receive additional information from the transfer agent shortly after the distribution date.  Beneficial stockholders will receive information from their brokerage firms.

Q:	Will the spin-off affect the number of shares of Webdigs that I currently hold?

A:	The number of shares of Webdigs common stock held by a stockholder will be unchanged. The market value of each Webdigs share, however, may decline to reflect the impact of the spin-off.

Q:	What are the U.S. federal income-tax consequences of the distribution of our shares of common stock to U.S. stockholders?

A:
The distribution may be a taxable dividend or capital gain to you for U.S. federal income-tax purposes and, in that case, you could incur significant U.S. federal income-tax liabilities. The market value of the shares of IggysHouse common stock you receive in the spin-off will generally be treated as a dividend.  However, to the extent (if any) that the fair market value of IggysHouse stock that is distributed exceeds Webdigs’ (current or accumulated) earnings and profits (if any), the excess amount:  (a) would not be a dividend, (b) would be tax-free to the receiving stockholders (except as stated in the following sentence), and (c) would reduce the receiving stockholders’ tax basis in their Webdigs stock. Notwithstanding the preceding sentence, to the extent (if any) that the fair market value of IggysHouse stock received by a stockholders exceeds the tax basis of the stockholder’s Webdigs stock, that excess would be a taxable capital gain to the stockholder.  In addition, Webdigs would recognize taxable gain in an amount equal to the excess, if any, of the fair market value of our common stock distributed to Webdigs shareholders on the distribution date over Webdigs’ tax basis in these common shares.  If the distribution of IggysHouse common stock is taxable as a dividend, each of the stockholders receiving IggysHouse stock will receive a Treasury Form 1099-DIV reporting the amount, if any, of the taxable dividend.  Certain U.S. federal income-tax consequences of the spin-off are described in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Q:	How will I determine the tax basis I will have in the shares of stock I receive in the spin-off?

A:
Generally, your tax basis in the shares of IggysHouse stock you receive as a taxable dividend will be equal to their fair market value.  Also, the aggregate basis in the Webdigs stock you hold will not change unless the fair market value of the IggysHouse stock you receive is not treated as a dividend.  In that case, your tax basis in your Webdigs stock would be reduced by that value; and your tax basis in the new IggysHouse stock would be zero, plus any amount of capital gain you recognize from the distribution.  You should consult your tax advisor about how this will work in your situation (including a situation where you have purchased Webdigs shares at different times or for different amounts) and regarding any particular consequences of the spin-off to you, including the application of state, local, and foreign tax laws.  Certain material U.S. federal income-tax consequences of the spin-off are described in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Q:	Will I receive a stock certificate for IggysHouse shares distributed as a result of the spin-off?

A:
Registered holders of Webdigs common stock who are entitled to participate in the spin-off will receive a book-entry account statement reflecting their ownership of IggysHouse common stock.  For additional information, registered stockholders should contact Webdigs’ transfer agent, Pacific Stock Transfer Company, at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119; telephone:  (702) 361-3033.

Q:	What if I hold my shares through a broker, bank or other nominee?

A:
Webdigs stockholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with shares of IggysHouse common stock.  For additional information, those stockholders should contact their broker or bank directly.

Q:	What if I have stock certificates reflecting my shares of Webdigs common stock? Should I send them to the transfer agent or to Webdigs?

A:	No, you should not send your stock certificates to the transfer agent or to Webdigs. You should retain your Webdigs stock certificates.

Q:	What are the conditions to the spin-off?

A:
The spin-off is subject to a number of conditions.  Even if those conditions are satisfied, Webdigs and IggysHouse may agree to amend or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date.  See “The Spin-Off—Spin-Off Conditions and Termination.”

Q:	Are there risks to owning shares of IggysHouse common stock?

A:
Yes.  IggysHouse’s business is subject both to general and specific business risks relating to its operations.  In addition, the spin-off involves specific risks, including risks relating to IggysHouse being an independent public reporting company. Furthermore, after the spin-off, IggysHouse should be considered a development-stage company with little operating history.  See “Risk Factors.”

Q:	Does IggysHouse plan to pay cash dividends?

A:
No.  We do not currently plan to pay a regular dividend on our common stock following the spin-off.  The declaration and amount of future dividends, if any, will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, financial covenants, industry practice and other factors our board of directors deems relevant.  See “Dividend Policy.”

Q:	Will IggysHouse common stock trade on a stock market?

A:
Currently, there is no public market for our common stock.  We have not applied to list our common stock on any securities exchange and, subject to completion of the spin-off and acceptance by FINRA, we expect that our common stock will trade on the Over-the-Counter Bulletin Board.  The trading symbol has been applied for.  We cannot predict the date on which we will receive our trading symbol or the trading prices at which our common stock may trade after the distribution date.

Q:	What will happen to Webdigs stock options?

A:
Each option to purchase shares of Webdigs common stock that is outstanding on the distribution date will be replaced with both an adjusted Webdigs stock option and a substitute stock option to purchase one share of IggysHouse common stock (rounded in the aggregate to the nearest full share) for each five shares of Webdigs common stock underlying the original Webdigs stock option.  Both options, when combined, will have terms that will be generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the value of the stock subject to the option, based on the ratio of the fair market value of one share of IggysHouse common stock being distributed in the spin-off to the fair market value of each share of Webdigs common stock at the time of the spin-off.  Both the adjusted and the substitute options will generally be made subject to the same terms and conditions as the original options, except that any vesting condition related to continued employment will reflect the current employment of the individual by Webdigs or IggysHouse, as applicable.  To the extent the options being replaced are vested, the replacement options will also be vested.

For additional information on the treatment of Webdigs equity-based compensation awards, see “The Spin-Off—Treatment of Stock-Based Awards.”

Q:	What assets and liabilities of Webdigs were transferred to, or assumed by, IggysHouse?

A:
We have entered into a distribution agreement with Webdigs that contains key provisions relating to the separation of our business from Webdigs and the distribution of our shares of common stock.  The distribution agreement identifies the assets that were transferred to us, liabilities we have assumed and contracts assigned either to us by Webdigs or by us to Webdigs.  We also agreed to indemnify Webdigs against certain claims and liabilities relating to the past operations of its business.  See “The Spin-Off.”

Q:	What will the relationship between Webdigs and IggysHouse be following the spin-off?

A:
After the spin-off, Webdigs will not own any shares of IggysHouse common stock, and each of Webdigs and IggysHouse will be an independent public reporting company with its own management team and board of directors.  However, certain members of the board of directors of IggysHouse, namely Mr. Edward Wicker, are also members of the board of directors of Webdigs.  The distribution agreement defines various continuing relationships between Webdigs and us in various contexts.  In particular, it describes how Webdigs will provide us with certain transition and administrative services on an interim basis.  The distribution agreement also provides for the allocation of taxes incurred before and after the distribution and various indemnification rights with respect to tax and other matters.  See “The Spin-Off.”

Q:	Will I have appraisal rights in connection with the spin-off?

A:	No. Holders of shares of Webdigs common stock are not entitled to appraisal rights in connection with the spin-off.

Q:	Who is the transfer agent for your IggysHouse common stock and distribution agent for the spin-off?

A:	Pacific Stock Transfer Company, at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119; telephone: (702) 361-3033.

Q:	Whom can I contact for more information?

A:	If you have questions relating to the mechanics of the distribution of IggysHouse shares, you should contact the distribution agent:

Pacific Stock Transfer Company
4045 South Spencer Street, Suite 403
Las Vegas, Nevada 89119
Telephone: (702) 361-3033

Before the spin-off, if you have questions relating to the spin-off, you should contact Webdigs’ Chief Executive Officer at:

Webdigs, Inc.
3433 Broadway Street NE, Suite 501
Minneapolis, MN 55413
Attention:  Robert A. Buntz, Jr.
Telephone: (612) 767-3854

SUMMARY

The following is a summary of material information discussed in this information statement.  This summary may not contain all the details concerning the spin-off or other information that may be important to you.  To better understand the spin-off and our business and financial position, you should carefully review this entire information statement.  Unless the context otherwise requires, references in this information statement to “IggysHouse,” “we,” “our” and “us” mean IggysHouse.com, Inc., including the businesses and assets which have been contributed to us from Webdigs, Inc., a Delaware corporation.  References in this information statement to “Webdigs” mean Webdigs, Inc. a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Our Business

To date, Webdigs has operated a multi-segment business consisting of the following:

•
The “Webdigs Business” — a full-service discounted real estate brokerage, operated under the trade name “Webdigs, LLC, “Webdigs” and “Webdigs.com,” offering rebates to home purchasers of up to one percent of the sales price of the home they purchase and listing services to home sellers that we believe are below the price of traditional full-service brokerages.  We do not mandate that our Webdigs real estate agents charge a fixed price for listing a seller’s home, but believe that all of our agents offer listings to customers for less than traditional full-service brokerages, which we believe generally charge between five and seven percent of the home sale price for their listing services.

•
The “IggysHouse Business” — a short-term month-to-month listing service, launched in January 2010 under the trade name “Iggyshouse.com,” allowing home sellers to list their homes both on their local Multiple Listing Service (MLS) through licensed real estate brokers with whom we work (pursuant to MLS rules, licensed real estate brokers are the only parties eligible to submit listings on MLS systems), and a free posting on IggysHouse.com, our proprietary website, all for a flat fee of $49.95 per month, with various other ala carte services available for purchase as well.

•
“TheMLSDirect.com Business” — a longer-term (six-month) listing service, operated under the trade name “TheMLSDirect.com,” allowing home sellers to list their homes on their local Multiple Listing Service (MLS) through licensed real estate brokers with whom we work for a fixed price of $299.  This business is attractive to customers wishing to obtain a listing on their local MLS but not wishing to engage  any other services of, or incur the costs normally associated with engaging, a real estate agent/broker.

On March 11, 2011, the board of directors of Webdigs determined that the different businesses conducted by that corporation, and the differing brands and market levels and niches on which each particular business and brand are focused, would be put in the best position to succeed if they were separated and provided with their own management.  As a result, the board of directors of Webdigs authorized:

•
The formation of a subsidiary corporation for the purpose of transferring to that subsidiary corporation the assets and liabilities of Webdigs primarily associated with the “IggysHouse Business.”  In this regard, Webdigs has caused the assets and liabilities primarily associated with the IggysHouse Business to be transferred to IggysHouse.com, Inc.  The board of directors is also considering, but has not yet decided upon, a similar course of action for either the MLSDirect Business or the Webdigs Business itself

•	The distribution to the stockholders of Webdigs of a pro rata ownership in IggysHouse.com, Inc., and

•
The filing of a registration statement under the Securities Exchange Act of 1934, on Form 10 promulgated under such Act, for the purpose of registering the common stock of IggysHouse.com, Inc. and causing such corporation to be a public reporting company under that Act.

The transactions described above are collectively referred to as the “spin-off transaction” or the “spin-off.”  In connection with the spin-off transaction in general, and the filing of the registration statement in particular, IggysHouse.com, Inc. is cooperating with certain market makers and FINRA for the purpose of obtaining a trading symbol for its common stock as soon as reasonably possible.  Therefore, at the conclusion of the spin-off transaction and after completing the process of obtaining a trading symbol, we anticipate that IggysHouse.com, Inc. will be a public reporting company possessing a trading symbol for the public trading of its common stock.  IggysHouse.com, Inc. will be separate, distinct and independent from Webdigs, Inc.

Summary of the Spin-Off of IggysHouse

The following is a brief summary of the material terms and conditions of the spin-off of IggysHouse.  Please see “The Spin-Off” for a more detailed description of the matters described below.

Distributing corporation	Webdigs, Inc.

Distributed corporation	IggysHouse.com, Inc.

Distribution ratio
Each holder of Webdigs common stock will receive one share of our common stock for every five shares of Webdigs common stock held on the record date.  Approximately 14,607,067 shares of our common stock will be distributed in the spin-off, based solely on the number of shares of Webdigs common stock outstanding on the record date, March 22, 2011.  The shares of our common stock to be distributed by Webdigs will constitute all of the initially issued and outstanding shares of our common stock.  For more information on the shares being distributed in the spin-off, see “Description of Capital Stock.”

Distribution procedures
On or about the distribution date, the distribution agent identified below will distribute the shares of our common stock to be distributed by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of Webdigs as of 5:00 p.m., Central time, on the record date.  Shares of IggysHouse common stock will be issued only in book-entry form.  No paper stock certificates will be issued.  You will not be required to make any payment or surrender or exchange your shares or certificates representing shares of Webdigs common stock or take any other action to receive your shares of our common stock.  Nevertheless, as discussed below, if you sell shares of Webdigs common stock between the record date and the distribution date (or any subsequent ex-dividend date established by applicable rule or policy), you will be selling your right to receive the associated shares of our common stock in the distribution.  Registered stockholders will receive additional information from the transfer agent shortly after the distribution date.  Beneficial stockholders will receive information from their brokerage firms.

Distribution agent, transfer agent and registrar for our shares of common stock	Pacific Stock Transfer Company.

Record date	March 22, 2011

Distribution date	2011

Trading prior to or on the distribution date
If holders of Webdigs common stock as of the record date sell any shares of their Webdigs common stock on or prior to the distribution date, or, in the case that a stockholder holds shares in street name, on or prior to the applicable ex-dividend date, such holders will still be entitled to receive the number of shares of IggysHouse common stock in the spin-off based on the number of share of Webdigs common stock held by such holders as of the record date.  In the event Webdigs has to set a new record date for the distribution, then any holders of Webdigs common stock that sold their Webdigs shares after the original record date of March 22, 2011 will not be entitled to receive shares of IggysHouse common stock with respect to those shares of Webdigs common stock that were sold after the original record date but before the new record date. You are encouraged to consult with your financial advisor or broker-dealer regarding the specific implications of selling Webdigs common stock prior to or on the distribution date (or the ex-dividend date in the event that you hold your Webdigs shares in street name). See “The Spin-Off—Trading of Webdigs Common Stock After the Record Date and Prior to the Distribution.”

Assets and liabilities of IggysHouse
We have entered into a distribution agreement with Webdigs containing key provisions relating to the separation of our business from Webdigs and the distribution of our shares of common stock. The distribution agreement identifies the assets that were transferred to us, liabilities we have assumed, and contracts assigned either by Webdigs to us or by us to Webdigs.  See “The Spin-Off.”

Relationship with Webdigs after the spin-off
The distribution agreement defines various continuing relationships between Webdigs and us in various contexts.  In particular, it describes how Webdigs will provide us with certain transition and administrative services on an interim basis.  The distribution agreement also provides for various indemnification rights.  See “The Spin-Off.”

Indemnities	Under the distribution agreement, we have agreed to indemnify Webdigs against certain claims and liabilities relating to the past operation of its business. Please see “The Spin-Off.”

U.S. federal income-tax consequences
The spin-off will be a taxable event to Webdigs and may be taxable to the new stockholders of IggysHouse.  Certain United States federal income-tax consequences of the spin-off are described in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

Conditions to spin-off
We expect that the spin-off will be effective on                2011, provided that the conditions set forth under the caption “The Spin-Off—Spin-Off Conditions and Termination” have been satisfied in Webdigs’ and our reasonable discretion.  Nevertheless, even if all of the conditions have been satisfied, Webdigs or IggysHouse may amend or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date.

Reasons for the spin-off	The board of directors and management of Webdigs believe that the spin-off will provide the benefits set forth below under the caption “The Spin-Off—Reasons for the Spin-Off.”

Trading symbol and listing
Currently there is no public market for our common stock.  We have not applied to list our common stock on any securities exchange but, subject to completion of the spin-off and the submission and approval process associated with a Form 15c2-11 filing submitted to FINRA by a market maker, we expect our common stock will trade on the Over-the-Counter Bulletin Board.  We anticipate that trading will commence on a “when-issued” basis shortly after the distribution date.  “When-issued” trading refers to a transaction made conditionally because the security has been authorized but not yet issued.  On the first trading day following the distribution of our shares of common stock in the spin-off, “when-issued” trading in respect of our common stock will end and “regular way” trading will begin.  “Regular way” trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day after the date of the transaction.  We cannot predict the trading prices for our common stock at any time after the spin-off.  In addition, we expect that Webdigs common stock will remain outstanding and will continue to trade on the OTCQB.

Risk factors	You should review the risks relating to the spin-off, our industry and our business and ownership of our common stock described in “Risk Factors.”

BUSINESS

Overview

Iggyshouse attempts to combine the power of the Internet with participating licensed real estate brokers to provide a real estate selling experience at a flat fee monthly listing price, all at a fraction of the traditional “full-commission” real estate broker model.  We believe that the full-commission real estate brokerage model has become expensive in relation to the value it offers consumers.  For instance, according to the RMLS Economic and Market Watch Report produced by the Regional MLS of Minnesota, Inc. and the NATIONAL ASSOCIATION OF REALTORS®, the average home in Hennepin County of the Twin Cities metropolitan area (Minnesota) sold for $265,700 during the 3rd quarter of 2010. The average brokerage commission on residential real estate transactions is 6%, producing an average broker’s commission of approximately $15,942.

Often, the only value perceived by the consumer in hiring a real estate agent is obtaining a listing on the Multiple Listing Service, or “MLS.”  Most of the other functions that a traditional real estate agent customarily performs can be easily performed by the consumer him or herself.  According to the National Association of Realtors, in 74% of the nationwide residential real estate transactions in 2005, the buyer itself found the home on the Internet by using the very same MLS search capabilities that are available to traditional real estate agents.  Because this most basic aspect of buying a home (i.e., searching for potential listings on the MLS) can be, and is now, performed in significant part by consumers themselves, we believe that more homeowners will be interested in exploring an alternative form of listing their homes for sale that recognizes the increased burden and efforts undertaken by consumers, the correspondingly diminished role of the traditional sell-side real estate agent/broker, and the importance of the real estate agent/broker who brings a buyer to the transaction.

Iggyshouse, through its participating real estate brokers, offers home sellers access to the MLS for a small monthly fee.  This MLS access provides the home seller with all the exposure provided by non-participating brokers who list homes on the same MLS at a much higher cost to the consumer.  Our website allows the consumer to load their photos and property descriptions directly into our system, It  allows them to make changes and provides a set of “ala carte” services from which to choose.  Our website permits buyers to browse real estate listings, view property summaries and details and set up property showings.  As with all Internet- and software-related businesses, we expect to continue to evaluate and upgrade the interface and performance of our website and related software.

Iggyshouse began operations in February 2006. At the height of its operations, it had over 17,000 home listings in 38 states.  It ceased operations altogether in February 2009.  In July 2009, Webdigs, Inc. bought substantially all of the assets of IggysHouse.com.  After acquisition, Webdigs refocused the service offerings associated with the Iggyshouse.com website, redesigned the website itself, and relaunched the brand in January 2010.

Background and Industry Trends

We believe that the real estate market is undergoing a dramatic change not dissimilar to that previously experienced by traditional stock brokerages.  In this regard, we believe the most critical aspects driving this change are the real estate market, the tighter finances of many individuals since the recent economic downturn, the availability of user-friendly technologies and a growing acceptance of lower-cost alternatives.  The changes in the industry are evident from National Association of Realtor statistics.  According to that association, the percentage of home buyers using the Internet to search for homes increased from 41% in 2001 to 74% in 2010.  This actually exceeds the 69% who use a realtor for their search (although many home buyers use both the Internet and a realtor in their search).  In addition, home sellers can use the Internet to check home valuations, track the housing market, and research comparable sales information even on a neighborhood level.

The increased use of technology throughout the entire process involved in a typical residential real estate transaction is an important development in the real estate market.  For instance, electronic communication and electronic data storage permits a real estate brokerage to quickly reproduce standard real estate transaction documents, store such documents and other important information about customers and properties, and communicate quickly with other parties involved in real estate transactions (e.g., title companies, insurers, surveyors, inspectors, attorneys and governmental agencies), all of which permits increased efficiencies in the process of buying and selling a home.  These technological changes and developments generally make it possible to effect a greater volume of transactions with less effort and expense.  Despite increased efficiencies in processing transactions, the traditional model for real estate agents and their compensation has changed little.

In light of the foregoing and especially in the current real estate market and economy, we believe that consumers are looking for ways to cut unnecessary and unjustifiable costs from their real estate transactions.  In our view, consumers have specifically begun targeting for change the historical model under which real estate agents are compensated.  In fact, statistics from the National Association of Realtors indicate that over 70% of home buyers or sellers would not re-hire their prior real estate agent.  Some particular factors that we believe are contributing to consumer dissatisfaction include:

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Commission fees charged by traditional real estate agents, expressed in absolute dollars, have risen in the past years.  Traditional commissions vary from market to market, but generally range from 5-6% of the total sales price of the home.  The average total commission expressed as a percentage of the property being purchased and sold has slowly declined in recent years.  However, with economic pressures pushing down home values and equity, the gross dollar amount of the average per-transaction commission has increased as a percentage of the homeowner’s net sale proceeds.

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The traditional agent incentive structure creates conflicting priorities between agents and their clients.  Traditionally, real estate agents are paid commissions based on the sales price of the subject property.  They do not receive a salary and they do not receive their commissions unless a transaction closes.  As a result, their economic interests are not fully aligned with the consumer, as they only receive compensation when and if a property is sold.  As a result, it is reasonable to assume that traditional agents place great emphasis on closing transactions and may often encourage their clients to accept offers even when it may be in a selling client’s best interest to hold out for a better price.

In sum, we believe that the advent of the Internet and increased participation by both home sellers and buyers, increased efficiencies in effecting business transactions in general and real estate transactions in particular, rising commissions expressed in terms of percentage of the homeowner’s net proceeds, historical tensions and conflicts in the priorities of traditional real estate agents, and a presently stagnant economy and real estate market, are all conspiring to foment consumer dissatisfaction with the traditional model of residential real estate brokerage.

Our Model and Our Services

We are an Internet-based business which offers, through our network of participating real estate workers, an “MLS only” listing for a flat monthly fee of $49.95. In addition to the local MLS for each property, our listings also appear on the websites of other local brokers who subscribe to the MLS services (for instance, on Realtor.com and 14 other national home-listing websites). Although we are focused on Minnesota and Florida, our network of participating real estate brokers currently makes it possible for us to service customers in a total of 19 states – Arizona, California, Colorado, Florida, Georgia, Illinois, Maryland, Massachusetts, Minnesota, New Hampshire, Nevada, New Jersey, North Carolina (limited to Charlotte and the surrounding counties), Ohio, Pennsylvania, South Carolina, Texas, Virginia and Wisconsin. Overall, we utilize the Internet and technology to deliver the possibility of significant savings to home sellers. We believe that an emphasis on client service, when and as needed or requested by our clients and chosen form our “ala carte” menu of services, will separate us from other models and provide a clear choice to consumers which may allow them to save significant money.

In terms of the additional “ala carte” services available to home sellers, IggysHouse can create virtual home tours of a seller’s homes that may be available to prospective buyers through the listing on our website, on their local MLS, and 14 other national listing sites.  To assist with the pricing of a seller’s home, our participating brokers can provide a comparative market analysis to the seller and an individual consultation on pricing strategies.  Our brokers can also provide a range of individual strategies for readying a seller’s home for sale, including appropriately staging the home.  Finally, our participating brokers provide traditionally needed products and services to home sellers, such as lockboxes, signs, and the expertise in negotiating price and closing terms.  All of these sell-side services are furthered by highly targeted marketing and advertising efforts designed to drive traffic to our website.

IggysHouse also helps align and connect home buyers to the seller utilizing the one percent rebate incentive offered by our participating brokers.  For example, through our Internet website at www.IggysHouse.com, home buyers can search our database of IggysHouse.com listings and schedule home visits.  In addition, our participating licensed real estate brokers assist buyers by preparing offers, counteroffers and other real estate documents, negotiating purchase contracts and preparing for closings.

Since IggysHouse operations began in January 2010, our home selling clients have listed 87 homes with us.

Our Strategy

Our long-term goal is to become the leader in flat fee, MLS-only online real estate listing services in the United States and Canada.  Initially, however, we are focused on achieving profitability in our current market locations to demonstrate the viability of our business model.  To achieve these objectives, we are pursuing the following broad strategy:

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Invest in our website interface and technology.  We believe our website interface and technology platform will provide us with a competitive advantage.  Our goal is to make the interface more easy to use, more intuitive, more enjoyable and distinguishable from the other websites and Internet tools that buyers and sellers of homes are accustomed to.  We believe that continuing to update and enhance our website and technology will be a key element in increasing traffic and use of our services.

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Focus on branding and creating market awareness.  IggysHouse spent considerable attention to building the brand and market awareness with an advertising and public relations campaign that used a mix of media, including the Internet, television, print, radio, and direct mail.  We expect to continue this branding effort primarily on the web, on a selective and thoughtful basis, with a view towards achieving maximum return for our marketing and advertising dollars and efforts.

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Develop an efficient transaction-processing and back-office operation.  We believe that one important factor in our overall profitability, especially given our flat fee model, will be our ability to process high transaction volumes efficiently.

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Attain profitability in our current 19 markets.  There are a number of Internet-based real estate brokerage models presently attempting to capitalize on market, demographic, trade/industry and economic changes.  To our knowledge, none of these businesses have reached sustained profitability needed to validate the flat fee internet-based real estate listing model.  Therefore, we believe that an initial critical strategic goal is for IggysHouse to attain overall profitability.  We believe that profitability—especially sustained profitability—will buoy consumer confidence in our services and lead to further successes.

If we can attain profitability, we believe that our business model, being predicated on greater efficiency and volume than the traditional model but with an emphasis on participating  brokers, their expertise and extensive client service, our ala carte menu of services, will facilitate our expansion into additional markets and the growth of our business.

Industry Segments

We operate in one primary operating segment:  web-assisted real estate posting services enhanced by our network of participating, licensed real estate brokers .

Competition

The residential real estate market is highly fragmented and we have numerous competitors, many of which have greater name recognition, longer operating histories, larger client bases, and significantly greater financial, technical and marketing resources than we do.  We anticipate that the most critical competitive factors in our business and industry include price, service and the ease of using website tools.

              We compete with these traditional broker models, primarily on price and the ease of use of our website interface.  Although our fees are significantly lower than these traditional brokers, consumers may be attracted to traditional brokers because they offer or are perceived to offer higher levels of individual attention and service.

We also compete with non-traditional real estate brokerage models, including ZipRealty, Inc., iNest Realty, Inc. (a subsidiary of IAC/Interactive Corp) and Redfin Corporation, each of whom offers clients a negotiable commission structure and relies to a large extent on the efficiencies of the internet.  We believe that these competitors generally have greater financial resources than we do, and also have a longer operating history in the realm of online real estate brokerage.  Here too, we compete with these non-traditional brokers primarily on price and on the ease of use of our website interface.

In addition, we compete with discount real estate listing services, such as ForSaleByOwner.com and BuyOwner.com.  We compete with these discount service providers primarily on price.  For example, we currently believe that a consumer can obtain an MLS listing through ForSaleByOwner.com for anywhere from $90 per month to a $900 flat fee.

We compete or may in the future compete with various online services, including Move, Inc., Zillow.com, HouseValues, Inc., HomeGain.com, Yahoo!, Inc., Google Inc. and Trulia, Inc., that also look to attract and monetize home sellers and buyers using the internet.  For instance, Move, Inc. operates the www.realtor.com website.  Move is affiliated with National Association of Realtors, the National Association of Home Builders, the Manufactured Housing Institute and hundreds of MLSs, which may provide Move, Inc. with preferred access to listing information and other competitive advantages.  We compete with these service providers primarily on the basis of service and the ease of use of our website interface.  We do not provide home valuation data, and some other sites (such as Realtor.com) have more listings and more data about the community.  Many of these currently limited competitors and future competitors have significantly more resources than we do.

Environmental Regulation

We are not subject to environmental regulations that have a material effect upon our capital expenditures or otherwise.

Other Regulation

Federal Regulation

Federal laws and regulations govern the real estate brokerage business.  These include the Real Estate Settlement Procedures Act of 1974, or RESPA, and federal fair housing laws.  RESPA requires disclosures to home buyers and sellers of settlement costs and restricts the payment of kickback or referral fees for settlement services.  RESPA does not prohibit referral fees paid by one real estate brokerage to another brokerage.  Federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services. Other federal regulations protect the privacy rights of consumers and affect our opportunities to solicit new clients.

State Regulation

Real estate licensing laws vary from state to state, but generally all individuals and entities acting as real estate brokers or salespersons must be licensed in the state in which they conduct business.  A person licensed as a broker may either work independently or may work for another broker in the role of an associate broker, conducting business on behalf of the sponsoring broker.  A person licensed as a salesperson must be affiliated with a brokerage in order to engage in licensed real estate brokerage activities.  Generally, a corporation engaged in the real estate brokerage business must obtain a corporate real estate broker license.  In order to obtain this license, most jurisdictions require that an officer of the corporation be licensed individually as a real estate broker in that jurisdiction.  If applicable, this officer-broker is responsible for supervising the licensees and the corporation’s real estate brokerage activities within the state.

Real estate licensees, whether they are brokers, salespersons, individuals or entities, must follow the state’s real estate licensing laws and regulations.  These laws and regulations generally prescribe minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, recordkeeping requirements, requirements for local offices, trust fund handling, agency representation, advertising regulations and fair housing requirements.

Although payment of rebates or credits to real estate purchasers of the type  offered by our participating brokers are permitted in most states, some states either do not permit these rebates or credits or do not permit them in the form that we currently provide them.  Eight states have “minimum service laws” that require realtors to provide a level of service that purely web-assisted real estate businesses typically do not provide (Delaware, Florida, Nevada, New Mexico, Ohio, Pennsylvania, Tennessee and Wisconsin).  Eleven states prohibit rebates of real estate commissions (Alabama, Alaska, Iowa, Kansas, Louisiana, Mississippi, Missouri, New Jersey, Oklahoma and Tennessee).

Governmental bodies may change the regulatory framework within which we intend to operate, without providing any recourse for adverse effects that the change may have on our business.

Local Regulation

Local regulations also govern the conduct of our business.  Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

Trade Regulation

In addition to governmental regulations, our participating brokers are subject to rules and regulations established by private real estate trade organizations, including, among others, local MLSs, the National Association of Realtors, and state and local associations of realtors.  The rules and regulations of the various MLSs to which our participating brokers belong vary, and specify, among other things, how our participating brokers can use MLS listing data, including the use and display of such data on our website.

In 2008, the United States Department of Justice agreed to settle claims it had brought against the National Association of Realtors relating to the ability to access MLS listings.  The settlement decree addressed two areas of particular concern to non-traditional real estate brokerage and related firms.  First, the decree prohibits “selective opt-outs,” which enable a broker involved in a MLS to selectively prohibit certain MLS participants from displaying that broker’s MLS listings on the participants’ website.  Second, the decree prohibits “blanket opt-outs,” which enable a broker involved in a MLS to prohibit all other MLS participants from displaying that broker’s MLS listings, even though traditional real estate brokerage firms could easily display or otherwise convey these same listings in other manners.

The National Association of Realtors, as well as the state and local associations of realtors, also have codes of ethics, rules and regulations governing the actions of members in dealings with other members, clients and the public.  Our participating brokers are required to comply with these codes of ethics, rules and regulations by virtue of their membership in these organizations.

Intellectual Property

Our success depends significantly upon our ability to protect our core technology and intellectual property.  To accomplish this, we rely on a combination of intellectual-property rights, including trade secrets, copyrights and trademarks, as well as customary contractual protections.  In particular, we possess the rights to the following website domain names and trademarks and tradenames:

•	domain name rights to www.IggysHouse.com

•	trademark and trade name for “IggysHouse,” and

•	trademark for “Changing Real Estate for Good”

Our ability to enforce our intellectual-property rights is subject to general litigation risks. Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted.  We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable.  In instances where we will rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or independently developed by competitors.

In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management.  Our involvement in intellectual-property litigation would likely have a materially adverse effect on our business, even if we were ultimately successful in defending our intellectual-property rights.

Employees

We currently have one full-time employee and share the services of two employees of Webdigs, Inc..

Corporate Information

IggysHouse.com, Inc. is a Delaware corporation.  As of the date of this information statement, we are wholly owned by Webdigs, Inc, a Delaware corporation.  Our principal offices are located at 3433 Broadway Street NE, Suite 501, Minneapolis, Minnesota 55413, and our telephone number at that office is (877) 866-Iggy (4449).  Our website address is www.iggyshouse.com.  The information contained on our website or that can be accessed through our website does not constitute part of this document.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained in this information statement.  Some of these risks relate principally to our spin-off from Webdigs, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock.  If any of these risks develop into actual events, our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks, and, as a result, the trading price of our common stock could decline.

Risks Relating to Our Business

We are a recently formed company with no history of profitability.

We do not yet have a significant operating history to provide you with meaningful information about our past or future operations.  We began operations in June 2009 and to date have not generated an annual profit.  In addition, annual revenues have never exceeded $10,000.  As a young company, we are subject to all of the risks associated with a new business enterprise. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, especially in challenging and competitive industries such as residential real estate and mortgage brokerage and particularly in light of current general economic, real estate and credit market conditions.

We will require additional financing in the future, but we may be unable to obtain it.

We will require significant additional capital to continue our operations.  To date, our revenues from operations have not generated cash flow sufficient to finance our operations and growth.  As a result, we expect that we will need at least approximately $20,000 in additional financing prior to the end of October 31, 2011 to cover salaries, contracted website maintenance and development, and other basic working capital needs.  The amount of financing required for the timeframe stated above is based on our assumption that our Chief Executive and Chief Financial Officer will continue to work without receiving any form of cash compensation, and that the vendors to whom we owe past-due payables will continue to be patient with us.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from banks, other financial institutions or our affiliates.  In the past, we have significantly relied on financing (in the form of convertible loans) from affiliates on an as-needed basis.  However, there is no certainty that they will be willing to continue to fund our cash flow needs in the future.  If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing stockholders will be diluted.  If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (e.g., negative operating covenants), and such securities may have rights senior to those of the existing holders of common stock.  In any case, if adequate funds are not available on acceptable terms, we may be unable to fund the operation of our business.  If this were to occur, we would likely be forced to dramatically alter or cease operations altogether.

We critically rely on our executive management, and the loss of certain members of management would materially and negatively affect us.

We believe our success materially depends upon the efforts of our management and other key personnel, including but not limited to Edward Wicker, our Chief Executive Officer.  If we lose the services of Mr. Wicker, our business would likely be materially and adversely affected.  Importantly, we are not a party to any employment or services agreement with Mr. Wicker, nor any non-competition agreements.  As a result, Mr. Wicker may not be available to us in the future.  Furthermore, we do not have “key person” life insurance insuring the life of Mr. Wicker, and we do not presently intend to purchase such insurance due to the cost of procuring such insurance.

Our future success also depends upon our ability to attract and retain highly qualified management personnel, other employees, and independent real estate agents.  Any difficulties in obtaining, retaining and training qualified employees, or affiliating with independent real estate agents, could have a material adverse effect on our results of operation or financial condition. The process of identifying personnel with the combination of skills and attributes required to carry out our strategy is often lengthy.  Any difficulties in obtaining and retaining qualified managers, employees and real estate agents could have a material adverse effect on our results of operation or financial condition.

There is substantial doubt about our ability to continue as a going concern.

We have had net losses attributed to common stockholders for the year ended October 31, 2010, and the period from inception (June 12, 2009) to October 31, 2009, of $2,015,184 and $97,649, respectively.  In addition, we had a working capital deficit of $84,919 as of October 31, 2010.  Since our financial statements were prepared assuming that we would continue as a going concern, these conditions, coupled with our current liquidity position, raise substantial doubt about our ability to continue as a going concern.  Furthermore, since we are a new business, we still do not have historical data upon which to base our revenue and expense forecasts.  We expect that our ability to continue as a going concern depends, in large part, on our ability to generate sufficient revenues, limit our expenses without sacrificing customer service, and obtain necessary financing when needed.  If we are unable to raise additional capital, we may be forced to discontinue our business altogether.

We may be unable to obtain sufficient market acceptance of our services.

The market for residential real estate sales is well established.  Nevertheless, the market for non-traditional residential real estate sales models is relatively new, still developing, and even more uncertain.  As is typical in the case of a new or rapidly evolving industry, demand and market acceptance for products and services are the subjects of tremendous uncertainty.  Our future growth and financial performance will almost entirely depend upon greater market acceptance of our model for purchasing and selling homes without significant automatic assistance from real estate agents.  In this regard, the failure of purchasers and sellers of residential property to embrace our model, or the inability of our services to satisfy customer expectations, would have a material adverse effect on our business and the prospects for our ultimate success, and could cause us to cease operations.

We rely on third parties for key aspects of the process of providing services to our customers, and any failure or interruption in the services provided by these third parties could harm our ability to operate our business and damage our reputation.

We rely on third-party vendors, including website providers and licensed real estate brokers.  Any disruption in access to the websites developed and hosted by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business.  Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict.  We exercise little or no control over all of these third-party vendors, which increases our vulnerability to problems with the services they provide.

In addition, we license technology and related databases from third parties to facilitate aspects of our website and connectivity operations, including, among other things, internet home search services. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services could materially and negatively impact our relationship with our customers and adversely affect our brand and our business.  It is possible that such errors, failures, interruptions or delays could even expose us to liabilities to our customers or other third parties.

The interruption or failure of our information technology and communications systems would impair our ability to effectively provide our services, which could in turn damage our reputation and harm our business.

Our ability to provide our services critically depends on the continuing operation of our information technology and communications systems.  Any damage to or failure of our systems would likely result in interruptions in our service to customers and threaten our direct source of revenue.  Accordingly, interruptions in our service would likely reduce our revenues, and our brand could be damaged, perhaps irreparably, if people were to believe our system and services are unreliable.

To our knowledge, our systems are vulnerable to damage or interruption from terrorist or malicious attacks, floods, tornados, fires, power loss, telecommunications failures, computer viruses and other attempts to harm our systems, and similar types of events.  Our data centers are subject to break-ins, sabotage and intentional acts of vandalism, and to other potential disruptions.  Some of our systems are not fully redundant (i.e., backed up), and our disaster recovery planning cannot account for all eventualities.  The occurrence of a natural disaster, or a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our data centers, could result in lengthy interruptions in our service. Any unscheduled interruption in our service would likely place a burden on our entire organization and result in an immediate loss of revenue.

We are required to comply with governmental regulations, which will increase our costs and could prohibit us from conducting business in certain jurisdictions.

We are subject to governmental regulation by federal, state and local regulatory authorities with respect to our real estate related operations.  In addition, as is standard in the residential real estate brokerage industry, our participating brokers agents must be licensed.  In some states, our proposed business activities are prohibited and so we may not operate in those states.  Eight states have “minimum service laws” that require realtors to provide a level of service that web-assisted real estate businesses typically do not provide even thought we believe our model of providing service may nonetheless comply with minimum service laws in some of such states.  Eleven states outrightly prohibit rebates of real estate commissions.  Furthermore, governmental bodies, whether federal, state or local, may change the regulatory framework within which we intend to operate, without providing any recourse for adverse effects that the change may have on our business.

We, or our participating brokers, may in the future be unable to comply with existing laws and regulations, or to adapt and comply with future changes in applicable laws and regulations.  Our failure (or the failure of our participating brokers) to comply with applicable laws and regulations, or the adoption of new laws and regulations restricting our intended operations, could have a material adverse effect on our business and could cause us to cease operations.

The efforts of the National Association of Realtors or other organizations could prevent us from operating our business, and could lead to the imposition of significant restrictions on our operations.

The online residential real estate sales model generally, and the IggysHouse business model specifically, is based on the assertion that full-commission real estate brokerages and agents do not provide an acceptable level of value to consumers and that consumers are willing to engage in online home search activities via the Internet if they can thereby reduce the dollar amount of commissions paid on home sales and purchases.  This model is a direct and significant threat to traditional residential real estate brokerages and agents.

In response to previous and ongoing efforts by discount web-assisted real estate companies, the National Association of Realtors, which represents real estate brokerages, has issued rules that attempt to block access of web-assisted real estate companies to MLS systems, and may adopt additional rules intended to reduce or eliminate competition from web-assisted (online) discount real estate businesses such as ours.  In this regard, our business is critically dependent upon the ability to access the MLS to be competitive.  We can give no assurance that the National Association of Realtors will not be successful in preventing our access to the MLS, or that it or another organization will not be successful in adopting rules or imposing other restrictions on web-assisted real estate businesses such as ours.  Such adoption or imposition of regulations or restrictions would have a material adverse effect on our business.

Competition in the traditional and online residential real estate industry is intense.

The residential real estate industry is highly competitive. We believe that important competitive factors in this industry include, but are not limited to, price, service, and ease of use. We presently face competition from numerous companies engaged in traditional residential real estate brokerage services and several online residential real estate sales companies, and we expect online competition to increase in the future from existing and new competitors.  Most of our current and potential competitors have substantially greater financial, marketing and technical resources than us, as well as significant operating histories.  Accordingly, we may not be able to compete successfully against new or existing competitors.  Furthermore, competition may reduce the prices we are able to charge for our services, thereby potentially lowering revenues and margins, which would likely have a material adverse effect on our results of operation and financial condition.

The online residential real estate industry is subject to significant and rapid technological change.

The online residential real estate industry is subject to rapid innovation and technological change, shifting customer preferences, new service introductions and competition from traditional real estate brokerage firms.  Competitors in this market have frequently taken different strategic approaches and have launched substantially different products or services in order to exploit the same perceived market opportunity.  Although we believe that we are offering a unique solution, our present or future services may not be competitive technologically or otherwise.

Overall, we believe our ability to compete in this industry will depend upon, among other things, broad acceptance of our services and on our ability to continually improve current and future services we may develop to meet changing customer requirements.  Nevertheless, we may be unable to successfully identify new service or product opportunities and develop and bring to the market new and enhanced solutions in a timely manner.  Even if we are able to identify and commercialize new products and services, those products and services may not be accepted by the marketplace or may become obsolete as a result of new technological or other developments by our competitors or in the broader marketplace in general.  Any such failures or obsolescence may materially and adversely affect our business and prospects.

Consumer access to mortgage financing has been affordable and widely available by historic standards, and any decrease in the availability of credit may have negatively impact our operating results.

The affordability and availability of mortgage financing is influenced by a number of factors, including interest rates, lender underwriting criteria, loan product availability and the performance of mortgage-backed securities in the secondary market.  While the federal government has in the recent past supported programs to make loans easier to obtain, we believe that the mortgage market still remains tight despite these efforts and near record low interest rates.  Our belief is justified by the fact that real estate transaction volume remains significantly below levels of the market’s peak in 2006.  If the availability of credit were to further decrease, we believe this would have a negative impact on the overall volume of residential real estate transactions and, because our business model is predicated in part on high volumes, we believe any such occurrence would negatively affect our operating results.

We may be impacted by general economic conditions within the United States residential real estate market.

The residential real estate market has experienced significant fluctuations in recent years. In some years, real estate home sales have been brisk, while in other years the residential real estate market has been stagnant.  Our ability to attract home sellers and buyers to use our website will, in part, depend upon people's willingness in general to buy or sell a home.  When consumers who would otherwise be a potential buyer or seller of a home sense that the overall economy or real estate market is not doing well, they are less likely to make an expensive purchase such as a home or sell their home at what they may perceive as a depressed price.

In addition, current unemployment remains at the high levels by historical standards, and  there is an enormous inventory of unsold and vacant homes.  In the first quarter of 2010, the U.S. Census Bureau reported that there were approximately 19 million vacant homes in the United States.  The unemployment figures and the glut of home inventory are expected to generally depress housing prices, and probably also the volume of residential real estate transactions, for the foreseeable future.  If such economic and inventory issues persist or worsen, our business may be unable to generate enough transactional volume to break even and our prospects may be negatively and adversely affected.  The poor outlook may also adversely impact our ability to obtain financing from third parties.

Failure to achieve and maintain effective internal and disclosure controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal and disclosure controls are necessary for us to provide reliable financial and disclosure reports.  All control systems, no matter how well designed, have inherent limitations.  Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation, and the collection of material information for presentation in our periodic reports.  Our most recent evaluation of our internal controls over financial reporting resulted in our conclusion that our disclosure controls and procedures were not effective due to a lack of segregation of duties in our accounting and financial functions, including financial reporting and our quarterly closing process.  In our case, our failure to achieve and maintain an effective internal control environment could decrease the likelihood that we may be unable to produce reliable financial reports or detect or prevent fraud.  This may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price.

Risks Relating to an Investment in Common Stock of IggysHouse

Our officers and directors possess controlling voting power with respect to our common stock, which could limit your influence on corporate matters and discourage certain types of change-in-control transactions.

Our officers and directors, together with other significant stockholders, collectively possess beneficial ownership of approximately 9,476,885 shares representing beneficial ownership of approximately 64.9% of our common stock.  As a result, our directors and officers have or could have the ability to greatly influence, if not outrightly control, our management and affairs through the election and removal of our directors, and all other matters requiring stockholder approval, including the future merger, consolidation or sale of all or substantially all of our assets.

This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders in general.  Furthermore, this concentrated control will limit the practical effect of your participation in our corporate matters, through stockholder votes and otherwise.  As a result, the return on your investment in our common stock through the sale of your shares or our business could be adversely affected.

The power of our board of directors, without any action or approval by our stockholders, to designate and issue additional classes of capital stock, and certain aspects of Delaware corporate law, may adversely affect the relative rights of our common stockholders or make it more difficult for an acquiror to obtain control of the company without the approval of our board of directors.

Our authorized capital consists of 250,000,000 shares of capital stock.  Pursuant to authority granted by our certificate of incorporation and applicable state law, our board of directors, without any action or approval by our stockholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights.  The rights of holders of other classes or series of capital stock, including preferred stock that may be issued could be superior to the rights of the shares of common stock offered hereby.

Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations” and “control share acquisitions.”  We may, in the future, consider adopting additional anti-takeover measures.

The designation and issuance of shares of capital stock having preferential rights could adversely affect the relative rights appurtenant to the shares of our common stock.  In addition, any issuances of additional capital stock (common or preferred) will dilute the percentage of ownership interest of our stockholders and may dilute our per-share book value.  Finally, the aspects of Delaware corporate law noted above will generally make it more difficult for a potential acquiror to obtain control of the company without the approval of our board of directors.  When coupled with the significant ownership of our board of directors and management, these factors will significantly deter others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders in general.

Our common stock will likely trade only in an illiquid trading market.

        When and if it occurs, trading of our common stock will likely be conducted on the Over-the-Counter market (OTCQB).  This will likely have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that could be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analyst and media coverage of us and our common stock.  Each of these factors alone could generally have a depressive effect on the price of our common stock.

Risks Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Webdigs.

We might not obtain the potential benefits that we expect from the spin-off.  Further, Webdigs stockholders who receive our stock might not realize the intended benefits of the spin-off.  We have described those anticipated benefits elsewhere in this information statement.  See “The Spin-Off—General.”  By separating from Webdigs, there is a risk that we might be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Webdigs.  In addition, we will incur significant costs, which might exceed our estimates, and we will incur some negative effects from our separation from Webdigs, including our obligation to indemnify Webdigs for certain risks, and the loss of cash flow and revenue derived from the other businesses conducted by Webdigs.  As a result, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent public company.

The spin-off could result in substantial tax liability.

The spin-off could be treated as a taxable dividend or capital gain to you for U.S. federal income-tax purposes, and you could incur significant U.S. federal income-tax liabilities.  For more information, see “Material U.S. Federal Income Tax Consequences of the Spin-Off.”

The spin-off will result in our incurring costs associated with being a publicly held company.

After the spin-off, we will be a public company with the obligation to file reports with the Securities Exchange Commission and other obligations associated with being a public reporting company.  In particular, we will be required to maintain adequate internal controls and to pay for audits and reviews of our financial statements by our independent registered accounting firm.  In the fiscal year ended October 31, 2010, Webdigs paid approximately $69,473 in fees, including $39,000 in audit fees, to our independent registered public accounting firm.  We believe our audit fees will be lower than this amount, but we believe our costs of being a public company, including accounting fees, will likely be in excess of $30,000 per year.

CAUTIONARY STATEMENT

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements about our plans, objectives, expectations and intentions.  Forward-looking statements include information concerning our possible or assumed future results of operations and other statements about management’s future expectations, beliefs, goals, plans or prospects.  You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “forecast,” “potential,” “contemplate,” “could,” “would,” “may,” and “can” or similar words.  You should read statements that contain these words carefully.  They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control.  These risks are described in greater detail in the section entitled "Risk Factors" beginning on page 20 of this information statement.

If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  In addition, any forward-looking statements in this information statement represent our views only as of the date of this information statement and should not be relied upon as representing our views as of any subsequent date.  We anticipate that subsequent events and developments may cause our views to change.  Nevertheless, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as may be required by law, either as a result of new information, future events or otherwise.

THE SPIN-OFF

Background

On March 11, 2011, the board of directors of Webdigs determined that the different businesses conducted by that corporation, and the differing brands and market levels and niches on which each particular business and brand are focused, would be put in the best position to succeed if they were separated and provided with their own management.  As a result, the board of directors of Webdigs authorized:

•
The formation of a subsidiary corporation for the purpose of transferring to that subsidiary corporation the assets and liabilities of Webdigs primarily associated with the “IggysHouse Business.”  In this regard, Webdigs has caused the assets and liabilities primarily associated with the IggysHouse Business to be transferred to IggysHouse.com, Inc.

•	The distribution to the stockholders of Webdigs of a pro rata ownership in IggysHouse.com, Inc., and

•
The filing of a registration statement under the Securities Exchange Act of 1934, on Form 10 promulgated under such Act, for the purpose of registering the common stock of IggysHouse.com, Inc. and causing such corporation to be a public reporting company under that Act.

In connection with the spin-off transaction in general, and the filing of the registration statement in particular, IggysHouse.com, Inc. is cooperating with certain market makers and FINRA for the purpose of obtaining a trading symbol for its common stock as soon as reasonably possible.  Therefore, at the conclusion of the spin-off transaction and after completing the process of obtaining a trading symbol, we anticipate that IggysHouse.com, Inc. will be a public reporting company possessing a trading symbol for the public trading of our common stock.  We will be separate, distinct and independent from Webdigs, Inc.

Reasons for the Spin-Off

Over the past several years, Webdigs has acquired or developed (or disposed of) business lines or activities that have been ancillary to its original “Webdigs Business.”  Included among these developments and dispositions are the acquisition of the assets that eventually became used in the “IggysHouse Business,” the acquisition of multiple website domain names (such as TheMLSDirect.com) that eventually would be dedicated to low-cost listing services marketed to home sellers not wishing to engage all the services of a real estate agent/broker, and the gradual disposition or elimination of various ancillary services that were originally part of the “Webdigs Business” model.  Examples here include “Home Equity Advisors” and “Marquest Financial,” which were designed to offer mortgage brokerage services, and credit counseling activities originally conducted under the name “Credit Garage.”

With the changes in business activities, Webdigs has found it difficult to clearly explain to potential investors what its principal business focus and potential use of proceeds is.  In the face of difficult economic times and a difficult financing environment in general (and in particular in relation to real estate), the lack of focus has, in the judgment of the board of directors, adversely impacted the ability to obtain critically needed financing.  In addition, the different activities presently conducted under the names of (and related models for) the “Webdigs Business,” the “IggysHouse Business” and the “MLSDirect.com Business,” although clearly related, have proven disparate enough in terms of market focus, technological needs and marketing and advertising needs, that one management team, hampered by a lack of financial support and payment for their services, and burdened by generally poor economic and real estate market conditions, has been unable to dedicate sufficient attention to the three business models and approaches to the needs of residential real estate customers.

Webdigs has also encountered some difficulties with trade regulations (realtor organizations) relating to the structure of its business which the board of directors believes the spin-off will help address.  The various businesses in which Webdigs is involved involve some level of trade-based regulations requiring that licensed real estate brokerage firms be the only ones conducting real estate brokerage activities in the state (or states) in which such a license is issued.  Other realtors have, in the past, challenged the structure of the Webdigs business as one that permits unlicensed entities (such as Webdigs, Inc. itself) to conduct real estate brokerage activities.  We do not believe that these allegations have merit and are based solely upon perception since the real estate brokerage operations are in fact conducted through the Webdigs, LLC entity (a wholly owned subsidiary of Webdigs, Inc.), and have accordingly and appropriately responded to complaints of ethical violations of the trade regulations.  Nevertheless, in March 2011, Webdigs, LLC was fined $3,000 by the Minnesota Association of Realtors for an alleged violation of the Code of Ethics relating to the IggysHouse Business and its deemed relationship with Webdigs, LLC.  Webdigs, LLC is appealing that violation and fine. The spectre of third-party trade-based regulatory challenges, in the face of the other challenges faced by Webdigs, Inc. at this time (as outlined above), have led the board of directors to conclude that beginning to separate the different brands will help eliminate most, if not all, trade-based regulatory issues and challenges faced by the businesses currently operated by Webdigs.

As a result of the above considerations, the board of directors of Webdigs organized IggysHouse.com, Inc. and developed the plan to complete the spin-off.  In light of the foregoing, the purposes of the spin-off are to (1) enable management of the “IggysHouse Business,” and the “Webdigs Business” and “TheMLSDirect.com Business,” to focus on their respective differentiated businesses, and (2) greatly simplify investor analysis of each respective business and thereby enhance the ability to obtain financing for each.  As indicated above, the board is considering whether to implement a similar spin-off of the MLDDirect.com Business or some other type of transaction with a substantially similar result.

The board of directors of Webdigs considered various potential risks and other negative factors in determining whether to proceed with the spin-off.  These included the impact of creating additional public companies, including the costs associated with the process of creating such companies and thereby multiplying the ongoing costs of being public, the need to identify additional personnel to discharge management roles at the multiple companies (in a situation where payment of salaries has been sporadic at best), and, particularly in the case of IggysHouse, where certain indemnification obligations would exist with respect to Webdigs, Inc.  The board of directors concluded that the potential benefits of the spin-off outweighed these negative factors.

Transfer of Assets and Assumption of Liabilities

As of March 11, 2011, pursuant to a distribution agreement, Webdigs transferred to IggysHouse all of the “IggysHouse Assets.”  The “IggysHouse Assets” generally consisted of all assets held by Webdigs prior to that date and which primarily related to the “IggysHouse Business.”  Also as of March 11, 2011, IggysHouse assumed certain existing and contingent liabilities of Webdigs.  The distribution agreement has been filed with the Securities and Exchange Commission as Exhibit 2.1 to IggysHouse’s Form 10 registration statement.

Assets Transferred to IggysHouse

Pursuant to the distribution agreement, Webdigs transferred to our company the IggysHouse Assets, consisting of the following assets, described in detail in “Schedule B” to the distribution agreement:

•	Computer equipment
•	Intangible assets including :
o	Website source code
o	Non-compete agreements
o	Customer lists

Most of the above assets are primarily related to the IggysHouse Business operated by Webdigs prior to the date of the transfer of assets contemplated by the distribution agreement.

Indemnification of Webdigs by IggysHouse

Pursuant to the distribution agreement, IggysHouse agreed to indemnify and hold harmless Webdigs from and against any and all actions, threatened actions, costs, damages, liabilities and expenses, including but not limited to reasonable attorneys’ fees, the reasonable fees of other professionals and experts, and court or arbitration costs that are suffered or incurred by Webdigs and any of its past or present directors, officers, employees and agents and that relate to or arise from or in connection with all or any of the following:

•	the ownership of the IggysHouse Assets after the distribution date for the spin-off, or

•
any action or threatened action made or asserted by any person that relates to operation or ownership of the IggysHouse Assets, or relates to any act or omission of Webdigs, in either case at any time on or before the distribution date for the spin-off.

IggysHouse’s obligation to indemnify Webdigs for the second item above is limited to $50,000 in the aggregate.

Liabilities

Pursuant to the distribution agreement, we assumed the following liabilities of Webdigs, described in detail in “Schedule B” to the distribution agreement:

•	Accounts payable
•	Parent loan payable and accrued interest
•	Deferred revenue on Iggyshouse.com transactions

Structure of the Spin-Off

The spin-off will be accomplished through the distribution of stock of IggysHouse to stockholders of record of Webdigs as of the record date of March 22, 2011.  The distribution is intended to occur on the distribution date of             , 2011.  On that date, each holder of Webdigs common stock will receive one share of our common stock for every five shares of Webdigs common stock held and will retain such holder’s shares of Webdigs common stock.  The distribution is subject to the satisfaction or waiver of certain conditions, which are described in this information statement under “Conditions to the Spin-off.”  Following the spin-off, Webdigs will cease to own any equity interest in IggysHouse, and IggysHouse will be an independent and separate public reporting company.

Webdigs stockholders will not be required to pay for shares of IggysHouse common stock received in the spin-off or to surrender or exchange shares of Webdigs common stock in order to receive our common stock or to take any other action in connection with the spin-off.  No vote of Webdigs stockholders will be required or sought in connection with the spin-off, and Webdigs stockholders will have no appraisal rights in connection with the spin-off.  The spin-off will not affect the number of outstanding shares of Webdigs common stock or any rights of Webdigs stockholders, although it will likely affect the market value of the outstanding Webdigs common stock.

Immediately following the spin-off, we expect that approximately 14,607,067 shares of IggysHouse.com, Inc. common stock will be issued and outstanding, based on the distribution of one share of IggysHouse common stock for every five shares of Webdigs common stock outstanding and the number of shares of Webdigs common stock outstanding on April 25, 2011 (73,035,119 common shares).  We also expect to have approximately [292] stockholders of record, based on the number of stockholders of record of Webdigs common stock on April 25, 2011.

The general terms and conditions relating to the spin-off are set forth in a distribution agreement between Webdigs and us.  Under the distribution agreement, the spin-off will be effective on the distribution date.  As a result of the spin-off, each Webdigs stockholder will be entitled to receive one share of our common stock for every five shares of Webdigs common stock owned on the record date.  As discussed above under “—Trading of Webdigs Common Stock After the Record Date and Prior to the Distribution,” if a holder of record of Webdigs common stock sells those shares in the “regular way” market after the record date and on or prior to the distribution date, that stockholder also will be selling the right to receive shares of our common stock in the distribution.  The distribution will be made in book-entry form.  For registered Webdigs stockholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock.  Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued.  For stockholders who own Webdigs common stock through a bank or brokerage firm, their shares of our common stock will be credited to their accounts by the bank or broker.  See above “—When and How You Will Receive IggysHouse Shares” below.  Each share of our common stock that is distributed will be validly issued, fully paid and non-assessable.  Holders of shares of our common stock will not be entitled to preemptive rights.  See “Description of Capital Stock.”

When and How You Will Receive IggysHouse Shares

On the distribution date, Webdigs will release its shares of IggysHouse common stock for distribution by the distribution agent, Pacific Stock Transfer Company.  The distribution agent will cause the shares of IggysHouse common stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm.

“Street Name” Holders

Many Webdigs stockholders hold Webdigs common stock through an account with a bank or brokerage firm.  If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf.  For stockholders who hold their shares of Webdigs common stock in an account with a bank or brokerage firm, the IggysHouse common stock distributed to you will be registered in the “street name” of your bank or broker, who in turn will electronically credit your account with the IggysHouse shares that you are entitled to receive in the distribution.  We anticipate that banks and brokers will generally credit their customers’ accounts with IggysHouse common stock shortly after the distribution date (on the “ex-dividend date,” in compliance with applicable FINRA and brokerage firm rules).  We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having shares of IggysHouse common stock credited to your account.

Registered Holders

If you are the registered holder of shares of Webdigs common stock and hold your shares either in physical form or in book-entry form, the shares of IggysHouse common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of IggysHouse common stock.  Our distribution agent will send you a statement reflecting your ownership of our common stock.

Direct Registration System

As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock.  The shares of our common stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system.  No certificates representing your shares will be mailed to you in connection with the spin-off.  Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares.  Contact information for our transfer agent and registrar is provided under “Questions and Answers About the Spin-Off.”  The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date.  You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Market for Our Common Stock

We expect to have approximately 14,607,067 shares of our common stock outstanding immediately after the spin-off, based upon the number of shares of Webdigs common stock outstanding on April 25, 2011.  The shares of our common stock distributed to Webdigs stockholders will be freely transferable, except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, and except for shares issued as restricted stock under our restricted stock plan.  Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and may include some or all of our directors and executive officers.  Our affiliates will be permitted to sell their shares of IggysHouse common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act of 1933, such as the exemption afforded by Rule 144.

Rule 144 will generally be available for the resale of our common stock by affiliates once 90 days have elapsed from the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, which is the date when the registration statement on Form 10, of which this information statement is a part, becomes effective.  Under Rule 144, provided certain conditions are satisfied, an affiliate may sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock, and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about us.

There is currently no public market for our common stock.  We have not applied to list our common stock on any securities exchange but, subject to completion of the spin-off, we anticipate that our common stock will trade on the Over-the-Counter market (OTCQB) after completion of a process involving a market maker and FINRA.  Neither we nor Webdigs can assure you as to the trading price of our common stock after the spin-off or as to whether the trading price of a share of Webdigs common stock after the spin-off plus the trading price of one share of our common stock distributed for each five shares of Webdigs common stock will not, in the aggregate, be less than the trading price of five shares of Webdigs common stock immediately before the spin-off.  The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops.  See “Risk Factors—Risks Relating to Ownership of Our Common Stock.”  In addition, we cannot predict any change that may occur in the trading price of Webdigs’ common stock as a result of the spin-off.

Trading of Webdigs Common Stock After the Record Date and Prior to the Distribution

If you own shares of Webdigs common stock at 5:00 p.m., Central time, on the record date of March 22, 2011 and sell those shares on or prior to the distribution date, you will still be entitled to receive the number of shares of IggysHouse common stock in the spin-off based on the number of share of Webdigs common stock held by you as of the record date.  In the event Webdigs has to set a new record date for the distribution, and if you sell your Webdigs shares after the original record date of March 22, 2011 you will not be entitled to receive shares of IggysHouse common stock with respect to those shares of Webdigs common stock that you sold after the original record date but before the new record date.

Treatment of Stock-Based Awards

In connection with the spin-off and as contemplated by the distribution agreement, each option to purchase shares of Webdigs common stock that is held by a director, officer or employee of Webdigs and is outstanding on the distribution date (an “Original Webdigs Option”) will be replaced with both an adjusted Webdigs stock option and a stock option to purchase one share of IggysHouse common stock (rounded in the aggregate to the nearest full share) for each five shares of Webdigs common stock underlying the original Webdigs stock option.  Both options, when combined, will have terms that will be generally intended to preserve the intrinsic value of the original option and the ratio of the exercise price to the value of the stock subject to the option, based on the ratio of the fair market value of share of IggysHouse common stock being distributed to the fair market value of each five shares of Webdigs common stock, at the time of the spin-off.  The exercise price for such options, however, will be rounded up to the next higher whole cent.  Both the adjusted and the substitute options will generally be made subject to the same terms and conditions as the original options.  To the extent the options being replaced are vested, the replacement options will also be vested.

Conditions to the Spin-Off

We expect that the spin-off will be effective on            , 2011.  As provided in the distribution agreement, the spin-off is subject to the satisfaction or, if permitted under the agreement, the waiver, of the following conditions:

•
We will have filed our registration statement on Form 10 with the Securities and Exchange Commission, of which this information statement is a part, which will have become effective, and we will not have received a stop order from the SEC relating to the Form 10 or preventing this information statement from being mailed to stockholders of Webdigs;

•
All necessary regulatory approvals and consents of governmental entities and other third-parties having been received, except for any such approvals or consents the failure of which to obtain would not have a material adverse effect on the business, operations or condition (financial or otherwise) of either Webdigs or IggysHouse; and

•	Webdigs board of directors having not reasonably determined in good faith that the spin-off would not be permitted under the Delaware General Corporation Law.

           Webdigs will use its best efforts, and cooperate with IggysHouse, to take all actions to cause the spin-off to be completed in the most expeditious manner practicable, including the satisfaction of the above conditions.

Material U.S. Federal Income-Tax Consequences of the Spin-Off

In General

The following is a summary of material U.S. federal income-tax consequences relating to the spin-off.  This summary is based on the Internal Revenue Code of 1986 (the “Code”), related U.S. Treasury regulations, and interpretations of the Code and the U.S. Treasury regulations by the courts and the IRS, in effect as of the date of this information statement, and all of which are subject to change, possibly with retroactive effect.  This summary does not discuss all the tax considerations that may be relevant to Webdigs stockholders in light of their particular circumstances, nor does it address the consequences to Webdigs stockholders subject to special treatment under the U.S. federal income-tax laws (such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income-tax consequences to those Webdigs stockholders who do not hold their Webdigs common stock as a capital asset.  Finally, this summary does not address any state, local or foreign tax consequences.

WEBDIGS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

Stockholders could be subject to significant U.S. federal income-tax liability.

Taxation of Stockholders

When Webdigs distributes the stock of IggysHouse to stockholders of record as of March 22, 2011, in proportion to their Webdigs shares, the fair market value of the stock will be taxable to the stockholders as a dividend, except as otherwise stated in the following section entitled “Effect of Webdigs Earnings and Profits on Taxation of Dividend.”  Dividends are currently taxed under federal income-tax law.  This taxable result would occur because Webdigs and IggysHouse do not meet the conditions for a tax-free spin-off of the IggysHouse stock.

If the distribution of IggysHouse is taxable as a dividend, each of the stockholders receiving IggysHouse stock would have tax basis in that stock in an amount equal to the taxable dividend.  As a result, any later sale of IggysHouse stock would be taxable only to the extent its selling price exceeds that basis.  Also, the holding period of IggysHouse shares received by a Webdigs stockholder, solely for income-tax purposes, will not include any period during which the shareholder held Webdigs shares.  Nevertheless, the IggysHouse stock dividend would not affect the tax basis of the stockholders in their Webdigs stock, unless the following section entitled “Effect of Webdigs Earnings and Profits on Taxation of Dividend” applies.  If the distribution of IggysHouse is taxable as a dividend, each of the stockholders receiving IggysHouse stock should receive a Treasury Form 1099-DIV reporting the amount, if any, of the taxable dividend.

Effect of Webdigs Earnings and Profits on Taxation of Dividend

The taxable dividend results described above will occur only to the extent, if any, that Webdigs has an amount of earnings and profits (either accumulated or for the current year) that exceeds the value of its non-cash assets transferred to IggysHouse, net of the liabilities assumed by IggysHouse.  To the extent, if any, that the aggregate fair market value of the distributed IggysHouse stock exceeds those earnings and profits, if any, the excess amount:  (a) would not be a dividend, (b) would be tax-free to the receiving stockholders (except as stated in the following sentence with respect to taxable gain), and (c) would reduce the receiving stockholders’ tax basis in their Webdigs stock.  Notwithstanding the preceding sentence (and clause (b) in particular), to the extent, if any, that the fair market value of IggysHouse stock received by a stockholder exceeds the tax basis of the stockholder’s Webdigs stock, that excess would be a taxable capital gain to the stockholder.  If the distribution of IggysHouse stock is not a dividend, the stockholder’s basis in that stock would be zero, plus the amount of any capital gain recognized under the preceding sentence.

Taxation of Webdigs on Distribution of IggysHouse Stock

Webdigs would be taxed on the distribution of IggysHouse stock to the stockholders, to the extent, if any, that the fair market value of the stock exceeds Webdigs tax basis in the stock.  That basis would be equal to Webdigs’ tax basis in the net assets contributed to IggysHouse.

Each Webdigs stockholder is required to retain permanent records relating to the amount, basis and fair market value of our stock that they receive and to make those records available to the IRS on request.

THE FOREGOING IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME-TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW.  THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME-TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS.  EACH WEBDIGS STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Webdigs stockholders who will receive shares of IggysHouse common stock in the spin-off.  It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any Webdigs securities.  We believe that the information contained in this information statement is accurate as of the date set forth on the front cover.  Changes may occur after that date and neither Webdigs nor we undertake any obligation to update the information, except to the extent applicable securities laws require us to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS
General

Our business, which attempts to combine the power of the Internet with participating licensed real estate brokerages in order to provide a real estate selling experience at a flat fee in exchange for an MLS listing only, remains in its development stage.  We launched our service only one year ago, in January 2010, amidst a very difficult housing market.  Although we are not satisfied with the financial results obtained thus far, we are comfortable with the progress we have made in introducing our service to customers in 16 states.  We continue to believe, however, that the market penetration of seller-controlled flat-fee real estate services (and broker rebates to buyers) will grow in years ahead.  IggysHouse aspires to be a national leader in this segment of the residential real estate services market.

With much optimism, we relaunched IggysHouse in January 2010 as the “pay as you go” real estate service for sellers who want to have their home listed on a local real estate MLS for a flat monthly fee.  Our confidence caused us to invest significantly in our IggysHouse business.  In the first half of fiscal 2010, we spent over $13,000 on advertising our business through “adwords” on the Internet, invested an additional $50,000 in improving our website and database software, and contracted with a third-party provider of website hosting services to host our website and guarantee uninterrupted 24-hour 7-day-per-week access to our site at a cost of $2,556 per month.  Nevertheless, in the first seven months of operation, from January 2010 through July 2010, IggysHouse generated only $2,026 in total revenue.

As a result of this performance, we took a $1,251,455 impairment charge in July 2010 to adjust our intangible assets to fair market value as defined by Generally Accepted Accounting Principles (GAAP).  We determined that the net realizable value of our assets as of July 31, 2010 was $100,000, which sum was attributable entirely to the Iggyshouse.com website technology.  The impairment charge does not diminish in any way the expectations we have for our IggysHouse business model.  We believe that United States consumers are generally more cost conscious, Internet savvy, and self-reliant than at any time in history.  In our opinion, our service offering should be intuitively appealing to cost conscious, Internet savvy, and self-reliant consumers.  We are determined to reach a portion of these consumers—enough of them to first attain transactional volume sufficient to approach operational sustainability, and profitability thereafter.

In addition, it is apparent from our operating results to date that we will require additional financing to continue operations beyond the current fiscal year ending October 31, 2011.

Significant Trends and Uncertainties

Our fourth quarter results for the year ended October 31, 2010 included net sales growth of 93% in the three months ended October 31, 2010 ($3,920) as compared to the first seven months of fiscal year 2010 ($2,026).  We view this trend optimistically, but cannot be certain that it will continue.    We continued with a relatively strong first quarter of fiscal 2011 with sales of $2,052 for the three month period ended January 31, 2011.   This three month period is our softest quarter for revenues due the seasonality factor of real estate.  For this reason, we are satisfied with our current quarter sales of $2,052, which were achieved with no advertising.
Although we expect the transactional volume of our business to grow over time, the timing of that growth, if any, remains highly uncertain.  In this regard, data provided by the Northstar MLS, the Twin Cities multiple listing service, indicates that the overall number of real estate closings in the Minneapolis-St. Paul region, our largest market, dropped by over 17% during the 12 months ended December 31, 2010.   On a national level, the National Association of Realtors reports that overall sales of existing homes dropped by 2.9% nationally for the same 12 month period..  We have had limited funds with which to promote our brand in recent months and look forward to trying to raise capital to help us reach more of the consumers who could benefit from our services.  Our current IggysHouse.com business has been structured so that our cash break-even sales level can be below $15,000 per month.  We believe that revenue from the current 19 states in which we operate will enable us to reach this monthly break-even point before the end of our current fiscal year ended October 31, 2011.  However, we will most likely need to find an additional $30,000 in funding to support our operations until October 31, 2011.

Results of Operation

The following information should be read in conjunction with the audited financial statements and notes thereto appearing elsewhere in this information statement.

For the Fiscal Year Ended October 31, 2010 and the Period from Inception (June 12, 2009) to October 31, 2009

	2010	2009	Change 2010 vs. 2009
Net revenues	$5,946	$-	-
Selling, general and administrative expenses	158,865	53,313	198%
Amortization	606,032	44,336	1,267%
Impairment charge against intangible assets	1,251,455	-	-
Operating loss	(2,010,406)	(97,649)	1,959%
Interest expense	(4,778)	-	-
Total identifiable assets	105,147	1,949,697	-95%
Capital expenditures	21,761	1,997,710	-99%

Net revenues for the year ended October 31, 2010 totaled $5,946.  As we launched our Iggyshouse.com brand in January 2010, there were no revenues for the period from inception (June 12, 2009) to December 31, 2009.  In total, 68 customers registered with our “pay as you go site” for the fiscal year ended October 31, 2010, and 47 of these 68 customers were obtained during the fourth quarter of such fiscal year (August 1 through October 31, 2010).  Revenues have been generated in 12 of the 19 states in which we have participating brokerages since our January 2010 launch.  We believe an updated and streamlined consumer interface for our Internet website, which we launched in August 2010, significantly helped boost fourth quarter sales and should continue to provide us growth in the months ahead.

Selling expenses consist primarily of advertising, website maintenance and hosting costs, selling-related compensation expense, depreciation expense, and other general selling expenses, all of which aggregated to $111,215 for fiscal 2010 compared to $41,468 for the period from inception (June 12, 2009) to October 31, 2009, a 168% increase.  The main reason for the significant year-over-year increase is due to the fact that we did not launch our Iggyshouse.com website until January 2010.  To support the launch of our Iggyshouse.com business to the public, we incurred significant expenses in website maintenance and hosting of $47,461 for the year ended October 31, 2010.  During the previous period from June 12, 2009 (inception) to October 31, 2009, these expenses totaled only $9,353.  The other significant selling expenses for the year ended October 31, 2010 were sales compensation of $32,212 and advertising of $13,095.  We spent only $19,622 for compensation and $204 for advertising and promotion for the period from June 12, 2009 (inception) to October 31, 2009.  In addition, depreciation expense increased by $5,147 to $8,824 for the year ended October 31, 2010 from $3,677 for the period from inception (June 12, 2009) to October 31, 2009.

We incurred total general and administrative expenses for fiscal 2010 of $47,650 compared to $11,845 for the period from June 12, 2009 (inception) to October 31, 2009, a 302% year-to-year increase.  Since we are focusing our efforts solely on building our business and all administrative support services have been provided from our parent, Webdigs, Inc., the biggest general and administrative expense is an expense allocation from our parent corporation of $41,906 for the year ended October 31, 2010, compared to $8,027 for the period from inception (June 12, 2009) to October 31, 2009.  Administrative services for which we receive an allocation from the parent include executive management, finance, accounting, insurance, occupancy costs, telephone, and office supplies.

Amortization expense from continuing operations was $606,032 for the year ended October 31, 2010 compared to $44,336 for the period from June 12, 2009 (inception) to October 31, 2009.  Amortization expense increased due primarily to the fact that we placed into service during January 2010 all of the different intangible assets acquired from Iggys House, Inc. in June 2009.

As noted above, due to slow sales and difficulties in starting the new IggysHouse.com revenue model in January 2010, we took a $1,251,455 impairment charge during the year ended October 31, 2010 relating to the intangible assets we acquired by purchase in June 2009 from Iggys House, Inc.

For the year ended October 31, 2010, we recorded interest expense of $4,778 compared to zero for the period from June 12, 2009 (inception) to October 31, 2009.  All of the interest relates to a loan from our parent corporation.

For the Three Month Periods Ended January 31, 2011 and 2010

	Three Months Ended
	January 31, 2011	January 31, 2010	Change 2011 vs. 2010
Net revenues	$2,052	$-	-
Selling, general and administrative expenses	19,139	36,775	-48%
Amortization	35,293	105,577	-67%
Operating loss	(52,380)	(142,352)	-63%
Interest expense	(1,500)	-	-

Net revenues for the three month period ended January 31, 2011 totaled $2,052.  As we didn’t launch our Iggyshouse.com website brand until January 7, 2010, and our business model at that time offered a free 30 day no obligation trial period, there were no revenues for the three month period ended January 31, 2010.  In total, 17 customers registered with our “pay as you go site” for the three month period ended January 31, 2011 despite very limited advertising.    We remain convinced that the consumer interface for our Internet website helps consumers quickly understand the value advantage of  using Iggyshouse.com to sell their homes compared to other limited service real estate brokerages.  As we seek to fund additional advertising in the months ahead, we believe the usability of our website will differentiate us from our competitors.

Selling expenses consist primarily of advertising, website maintenance and hosting costs, selling-related compensation expense, depreciation expense, and other general selling expenses, all of which aggregated to $6,666 for the three month period ended January 31, 2011 compared to $27,153 for the three month period ended January 31, 2010, a very significant 75% decrease.   We spent $6,472 in advertising expense and $8,753 in fixed compensation for the three months ended January 31, 2010.   In the current fiscal year (three month period ended January 31, 2011), we spent only $21 on advertising and $3,750 on fixed compensation.  The other significant decrease in selling costs for the current period ended January 31, 2011 was a cut in web hosting cuts from $6,056 for the three month period ended January 31, 2010 to $129 for the three months ended January 31, 2011.   We are prepared to increase these expenses as website volume increases but for now, we are limiting expenses to only those required to support current activity.  We do not have any plans to increase fixed compensation until our revenue grows significantly or until we raise sufficient capital to fund short term loss generating activities with an overall goal of accelerating revenue growth.

We incurred total general and administrative expenses of $12,473 for the three month period ended January 31, 2011 compared to $9,622 for the three month period ended January 31, 2010, a 30% year-to-year increase.   As mentioned above, we do not employ any full-time staff in our administrative department and have no plans to do so until our revenues increase to a point where it becomes financially justifiable to do so.   The biggest element in general and administrative expenses is a bill for administrative support from our parent company, Webdigs, Inc.  The administrative services they provide include executive management, finance, accounting, insurance, occupancy costs, telephone, rent, and office supplies.    For the three months ended January 31, 2011, these administrative costs totaled $6,846.  For the prior year three month period ended January 31, 2010, these costs totaled $8,318.   The fact that the G&A allocation has dropped by $1,472 is due to the fact that Iggyshouse.com is benefitting from the overall cost control efforts of its parent company, Webdigs, Inc.  More than offsetting the decrease in administrative charges coming from Webdigs, Inc. were $5,000 in audit fees incurred in the three month period ended January 31, 2011 for the Form 10 filing we have prepared.

Amortization expense for intangible assets was $35,293 for the period ended January 31, 2011 compared to $105,577 for the same period in 2010.    Amortization expense decreased due to the significant impairment charge we took in July 2010.  The impairment significantly lowered our intangible asset base.   As a result, amortization expense will be substantially lower on a period versus period basis for our second and third quarters of the current fiscal year.

For the period ended January 31, 2011, we recorded interest expense of $1,500 compared to zero for the period ended January 31, 2010.  All of the interest relates to a loan from our parent Webdigs, Inc.

Assets and Employees; Research and Development

We do not anticipate purchasing any significant equipment or other assets in the near term nor do we anticipate significant staffing changes at our corporate office.  As stated previously, we are looking to continue to expand the reach of our business model beyond the 19 states we currently serve.

Liquidity and Capital Resources; Anticipated Financing Needs

Fiscal Year Ended October 31, 2010 and the Period from Inception (June 12, 2009) to October 31, 2009

For the year ended October 31, 2010, we incurred a net loss of $2,015,184.  These losses funded cash expenses such as marketing and advertising, website improvements and hosting, and sales compensation costs in addition to the very significant non-cash amortization ($606,032) and asset impairment charges ($1,251,455) as discussed above.  For the period from June 12, 2009 (inception) to October 31, 2009, our net loss was $97,649.

Of the $2,015,184 operating loss for the year ended October 31, 2010, $1,866,311 were non-cash depreciation, amortization, and impairment costs.  So, despite the loss of more than $2 million, cash flow from operations only used $130,004, an increase of $96,418 from the $33,586 used during the period from inception (June 12, 2009) to October 31, 2009.  Non-cash items included in the $97,649 operating loss for the period from June 12, 2009 (inception) to October 31, 2009 totaled only $48,013.

Cash outflows from investing activities were $21,761 in the year ended October 31, 2010 compared to $182,025 for the period from June 12, 2009 (inception) to October 31, 2009.  Our only investment in the year ended October 31, 2010 was third party contracted software development for our IggysHouse.com website.  For the period from inception (June 12, 2009) to October 31, 2009, our major investments were payments of $160,005 in connection with the purchase of IggysHouse intangible assets and $22,080 used for web development of the IggysHouse.com website.

Financing activities provided $151,765 and $215,671 for the year ended October 31, 2010 and the period from inception (June 12, 2009) to October 31, 2009, respectively. For the fiscal year ended October 31, 2010, we generated $50,000 in loan proceeds from our parent company.  Our parent also contributed $101,765 in new equity.   In the prior period from June 12, 2009 (inception) to October 31, 2009, we generated $215,671 from equity investment from our parent corporation.

Three Month Periods Ended January 31, 2011 and 2010

For the three month period ended January 31, 2011, we incurred a net loss of $53,880.  About 70% ($37,499 of $53,880) of this loss was attributred to non-cash depreciation ($2,206) and amortization expenses ($35,293).  In addition, an additional $7,280 was due to increases in accounts payable ($5,088), accrued interest ($1,500) and deferred revenue ($692).  For the three months ended January 31, 2010, $107,783 or 76% of the Company’s net loss of $142,352 was funded by non-cash depreciation and amortization.

Cash outflows from investing activities were $21,761 in the three month period ended January 31, 2010.    The 2010 investments were third party software development.   For the current year three month period ended January 31, 2011, we did not fund any investments.

Financing activities provided $9,101 and $57,835 for the three month periods ended January 31, 2011 and 2010, respectively.  For the three month period ended January 31, 2011, we received $9,101 in advances from our parent for operational needs. In the three month period ended January 31, 2010, we generated $50,000 in loan proceeds from our parent company in addition to a $7,835 increase in the parent company’s equity investment.

Summary

Given our lack of cash, our near term focus in fiscal 2011 continues to be to create positive operating cash flow from our Iggyshouse.com website.  We will strive in the current year to add revenues while holding expenses relatively flat.  We believe that increasing our reach beyond the current 19 states is possible and can be done without the addition of new employees or the significant expenditure of cash.  Finally, our website is hosted for minimal costs by a third party, and will not require significant enhancement during our current fiscal year ending October 31, 2011.

One vendor, to whom we owe approximately $22,000 is seeking a final resolution of this payable through an arbitrator.  We feel prepared to support any cost that this unresolved bill could cost us in the current year.  Other than the loan from our parent, there are no other material liabilities on our balance sheet.

We expect that additional cash will be needed to fund our operations for the remainder of the current fiscal year ending October 31, 2011. If additional funds are raised by the issuance of equity securities, such as through the issuance and exercise of common stock, then our existing stockholders will experience dilution of their ownership interest.  If additional funds are raised by the issuance of debt or other types of (typically preferred) equity instruments, then we may be subject to certain limitations in our operations.  Issuance of such securities may have rights senior to those of the then existing holders of our common stock.  If adequate funds are not available or not available on acceptable terms, we may be unable to fund expansion, develop or enhance products or respond to competitive pressures.

In addition to seeking short term financing, we are engaged in seeking additional financing to provide a funding base for growth beyond the current fiscal year.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures.  We evaluate these estimates on an on-going basis.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  Our significant estimates are determining some of the inputs for our stock option fair value calculation and assessing the valuation allowance for income taxes.

We consider the following accounting policies to be those most important to the portrayal of our results of operations and financial condition:

Revenue Recognition.  Real estate lead generation revenues are recognized proportionally over the time period covered by the listing contract agreed to through the websites of our affiliated brokerage partners.  In most cases, our customers register for a three or six month MLS listing agreement.  Revenues are then prorated over the three- or six-month contract period.

Income Taxes.  We account for income taxes using an asset and liability approach to financial accounting and reporting for income taxes.  Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the consolidated financial statements.  Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.  We have recorded a full valuation allowance for its net deferred tax assets as of October 31, 2010 and 2009 because realization of those assets is not reasonably assured.

Intangible Assets.  Intangible assets are stated at cost.  They are comprised of website software, a customer list and a non-compete agreement all acquired in the Iggys asset acquisition on June 12, 2009.   All of these intangible assets are being amortized on the straight-line method over a 3-year life.  As of October 31, 2010, the Company’s website software, which is not currently being utilized, is held at a written down estimated fair value of $100,000 with no monthly amortization.  (See Impairment of Long-Lived Assets)

Computer Equipment.  Computer equipment is recorded at cost.  Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in operating income (loss).

Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets as follows:

Computer equipment	2 to 5 years

Impairment of Long-Lived Assets.  We account for the impairment or disposal of certain long-lived assets, such as website-development costs, customer lists, non-compete agreements, website domain names, contractual agreements, furniture and equipment by reviewing for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

We assessed impairment of our long-lived assets as of July 31, 2010, and determined that an impairment charge was required.  In our reassessment as of October 31, 2010, we determined that there was no additional impairment charge required.  We will retest for impairment again on October 31, 2011, or sooner if circumstances change.

Recently Issued Accounting Pronouncements.  In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820).  ASU 2010-06 provides additional disclosure requirements related to fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Disclosure requirements applicable to Level 3 transactions are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years, with early adoption permitted.  The portion of ASU 2010-06 that was effective beginning after December 15, 2009 did not have a material effect on our financial position, results of operations or cash flows. Additionally, we do not anticipate that the disclosure requirements applicable to Level 3 transactions that are effective for fiscal years beginning after December 15, 2010 will have a material effect on our financial position, results of operations or cash flows.

Seasonality of Business

The residential real estate market has traditionally experienced seasonality, with a peak in the spring and summer seasons and a decrease in activity during the fall and winter seasons.  We expect revenues in each quarter to be significantly affected by the overall seasonality of each market in which we operate.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

MANAGEMENT

The following table sets forth the name and position of each of our current directors and executive officers.  Each director has been a director of IggysHouse since their appointment on March 11, 2011.

Name	Age	Positions	Independent Director
Edward Wicker	51	Director (Chairman), Chief Executive Officer and Chief Financial Officer	No
Daniel Ashbach	59	Director	Yes
Brock Malky	40	Director	Yes

Biographies for the members of our board of directors and our management team are set forth below:

Edward Wicker-- Mr.Wicker has served as the Chief Financial Officer of Webdigs since September 2007 and was appointed as a director of Webdigs on July 13, 2010.  Mr. Wicker provides a combination of large and small company finance experience.  Most recently, Mr. Wicker has served as Chief Financial Officer of several start-up companies in the Twin Cities, including Talor Building Systems (2005-2007), Michelina’s Inc. (2002), and Wireless Ronin Technologies (2001-2002).  Mr. Wicker also founded KMR Designs in 2002, which was a niche supplier of ultra high performance custom winter accessories supplying people who worked and played outdoors for long periods at below-zero temperatures.  Prior to these positions, Mr. Wicker had a long career at personal care products maker Coty, Inc., where he served in several senior finance executive positions.  His final ten years with Coty were spent in Europe, where he served as VP of Finance at Spanish and UK subsidiaries, as well as controller of Coty’s global operations division.  Prior to Europe, Mr. Wicker served as finance director of Coty’s then sister company—Reckitt Benckiser, US Consumer Products Division.  Prior to working at Reckitt, he began his career at Ecolab, where he worked in internal audit and financial analyst positions.  Mr. Wicker was asked to serve on our Board of Directors primarily due to his intimate knowledge of the IggysHouse Business.  Mr. Wicker holds undergraduate and MBA degrees from the University of Minnesota’s Carlson School of Management.  Mr. Wicker is a CPA.

Daniel Ashbach -- Mr. Ashbach brings a wealth of experience in finance having worked in the banking industry for 17 years at the Ashbach family-owned Roseville Bank and then First Wisconsin Bank, which was later sold to US Bank.  Mr. Ashbach has been a commercial pilot for over 32 years. He began his career at North Central Airlines which became Republic Airlines in 1979 and then Northwest Airlines in 1988. From 2000 to 2008, he captained the Airbus A320 for Northwest.  In 2008, Northwest was acquired by Delta Airlines where Mr. Ashbach became and is currently an Airbus A330 Captain.  Mr. Ashbach was asked to serve on the Board of Directors of IggysHouse due to exceptional leadership qualities.  In 1998, Mr. Ashbach co-founded North Star Processing, LLC, a food and pharmaceutical ingredient manufacturer in Litchfield, MN. He has served on the Board of Directors of that company since 1998. Since 1994, he has been President of Elbow Lake Investors, Inc. which owns Elbow Lake Lodge in Cook, MN.

Brock Malky -- Mr. Malky founded and has served as President and Chief Executive Officer of Insight Capital Consultants Corporation since 2001, providing strategic management planning, capital formation, and investor relations consulting services for both public and private companies.   He was instrumental in bringing several privately held companies public with simultaneous re-capitalizations ranging from $500,000 to $15,000,000. Mr. Malky has  20 years experience in the capital markets and has held various investment advisory positions with Prudential Securities, Gruntal & Company and First Union Securities as Senior Vice President of Investments.  Mr. Malky was asked to serve on the Board of Directors of IggysHouse primarily because of knowledge of capital markets and expertise in raising capital.  Mr. Malky received his B.A. in Economics from Boston University.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Two of the members of the board of directors are independent—Messrs. Daniel Ashbach and Brock Malky, neither having sizable ownership in IggysHouse and neither having been an employee of Webdigs or an employee of IggysHouse.  The Chairman of our board of directors, Mr. Edward Wicker, is not independent because of the fact that he is also our Chief Executive Officer and Chief Financial Officer.  Mr. Wicker will not participate in board discussions, deliberations or decisions regarding Mr. Wicker’s compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our board of directors has adopted a related-party transaction policy whereby any proposed transaction between us and any senior officer or director, any stockholder owning in excess of 5% of our (or our controlled affiliates’) stock, immediate family member of a senior officer or director, or an entity that is substantially owned or controlled by one of these individuals, must be approved by a majority of the disinterested members of the board of directors.  The only exceptions to this policy are for transactions that are available to all our employees generally or involve less than $25,000.

Similarly, if a significant opportunity is presented to any of our senior officers or directors, such officer or director must first present the opportunity to the board of directors for consideration.

At each regularly scheduled meeting of the board of directors, the board meets with our management to discuss any proposed related-party transactions.  A majority of disinterested members of the board must approve a transaction for us to enter into it.  If approved, management will update the board with any material changes to the approved transaction at its regularly scheduled meetings.

EXECUTIVE COMPENSATION

Executive Compensation and Employment Agreements

We do not currently have an employment agreement with Edward Wicker—our Chairman, Chief Executive Officer and Chief Financial Officer.  Neither are we a party to any other kind of services or restrictive agreement with Mr. Wicker.  Presently, our compensation arrangement with Mr. Wicker provides for us to pay Mr. Wicker an annualized salary of $12,000 for the year ended October 31, 2011.  Salary will begin to accrue on the distribution date.

Currently, we do not offer any executive bonus or incentive compensation plan and there are no plans to put one in place for fiscal year 2011.

Outstanding Equity Awards at Fiscal Year End

There were no outstanding equity awards for the executives as of October 31, 2010, nor are there any outstanding equity awards for the executives as of April 25, 2011.

Director Compensation

We have no firm director compensation plan but as time  passes, we  anticipate granting each director some kind of equity grant for each year they continue to serve on the board, but the amount of such grant has not yet been determined. In addition, each director will be reimbursed for travel and incidental expenses incurred in connection with attending board meetings.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, all of the outstanding shares of IggysHouse common stock are owned by Webdigs.  In connection with the spin-off, Webdigs will distribute to its stockholders all of the outstanding shares of IggysHouse common stock and will immediately thereafter own none of our common stock.

The following table provides information with respect to the expected beneficial ownership of IggysHouse common stock immediately after the spin-off by (1) each of our stockholders who we believe would be a beneficial owner of more than 5% of our outstanding common stock based on currently available information, (2) each member of our board of directors, (3) each executive officer and (4) all of our executive officers and directors as a group.  We based the share amounts on each person’s beneficial ownership of Webdigs common stock as of April 25, 2011, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of our common stock for every five shares of Webdigs common stock.  As of such date, there were 73,035,119 shares of Webdigs common stock outstanding, which would result in approximately 14,607,067 shares of IggysHouse common stock outstanding after the distribution date.  To the extent our directors and executive officers own Webdigs common stock at the time of the spin-off, they will participate in the distribution on the same terms as other holders of Webdigs common stock.  Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.  As used in this information statement, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).  Using this definition, a person may be deemed to be the beneficial owner of shares not presently outstanding but that may be issued within the next 60 days (e.g., shares issuable upon exercise of options, warrants or conversion rights) and so, as a result, the number of shares reflected in the table may exceed the number of shares outstanding as of the applicable date.

Except as otherwise indicated, the address of each stockholder is 3433 Broadway Street NE, Minneapolis, MN 55413.

Beneficial Owner – Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Robert A. Buntz, Jr. (1)	7,218,078	49.4%
Edward Wicker (2)	2,198,807	15.1%
Daniel Ashbach (3)	40,000	*
Brock Malky (4)	20,000	*
Directors, officers and significant shareholders as a group (5)	9,476,885	64.9%

* less than one percent.

(1)	Mr. Buntz is the Chairman and Chief Executive Officer of Webdigs, Inc.
(2)	Mr. Wicker is the Company’s Chairman (a director), Chief Executive and Chief Financial Officer.
3)	Mr. Ashbach is a non-employee director of the Company.
(4)	Mr. Malky is a non-employee director of the Company.
(5)	Includes Messrs. Buntz, Wicker, Ashbach and Malky.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock.  The summary below does not purport to be complete statements of the relevant provisions of our certificate of incorporation or of our bylaws.  The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock.  Our certificate of incorporation and bylaws are included as exhibits to our registration statement on Form 10.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of up to 210,000,000 shares of capital stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of March 11, 2011, Webdigs had approximately 292 stockholders of record, each of which would become a shareholder of IggysHouse upon the spin-off if such stockholder continued to hold its Webdigs shares of common stock through the ex-dividend date for the spin-off distribution.  As of April 25, 2011, Webdigs had issued and outstanding 73,035,119 shares of common stock, which would result in our having approximately 14,607,067 shares of common stock outstanding based on a distribution ratio of one share of our common stock for every five shares of Webdigs common stock held on the record date.

Holders of common stock are entitled to one vote per share for the election of directors and all other matters submitted to a vote of our stockholders.  Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to share ratably in such dividends as may be declared by our board of directors out of funds legally available therefor.  In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences of any preferred stock.  Holders of common stock have no preemptive, subscription, redemption, conversion rights or similar rights.  Our certificate of incorporation does not provide for cumulative voting rights with respect to the election of directors.  All outstanding common stock issued in the distribution will be fully paid and non-assessable.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the Delaware General Corporation Law, or the “DGCL,” and by our certificate of incorporation, to issue preferred stock in one or more series without stockholder approval.  Our board will have the discretion, subject to limitations prescribed by the DGCL and by our certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Provisions of our certificate of incorporation and bylaws and of Delaware law could make the following more difficult:

•	an acquisition of us by means of a tender offer

•	an acquisition of us by means of a proxy contest or otherwise, or

•	a removal of our incumbent officers and directors.

These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Exclusive Right to Fix Size of Board of Directors and to Fill Vacancies

Our certificate of incorporation and bylaws provide that the number of directors comprising our board shall initially be three.  Newly created directorships resulting from any increase in our authorized number of directors and any vacancies in directorships resulting from death, resignation, retirement, disqualification, removal or other cause will be filled by a majority of our board of directors then in office.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws have advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board.  The business to be conducted at a meeting will be limited to business properly brought before the meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of that stockholder’s intention to bring such business before such meeting.

Delaware Anti-takeover Law

Upon the distribution, IggysHouse will be governed by Section 203 of the DGCL.  Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in any business combination with any “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”

•
upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares, or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholders.  The stockholders cannot authorize the business combination by written consent.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.  In general, Section 203 defines the term “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation

•
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.  We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder-approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization in our certificate of incorporation of undesignated preferred stock makes it possible for our board of directors to issue shares of our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.  The provisions in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL authorizes a court to award, or a corporation’s board to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.  Our certificate of incorporation and bylaws generally provide for indemnification of our officers and directors to the maximum extent permitted by Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 under the Exchange Act for the common stock to be issued to you in the distribution.  This information statement, filed as an exhibit to the registration statement and incorporated therein by reference, omits certain information contained in the registration statement and the other exhibits and schedules thereto, to which reference is hereby made.  Statements contained herein concerning the provisions of any documents filed as exhibits to the registration statement are not necessarily complete, and are qualified by reference to the copy of such document.  The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such materials may be obtained at prescribed rates by writing to the SEC.  You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.